AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                       MORGAN STANLEY CAPITAL GROUP, INC.,

                             BUFFALO MERGER SUB INC.

                                       AND

                               TRANSMONTAIGNE INC.

                            DATED AS OF MAY 12, 2006

================================================================================

                                TABLE OF CONTENTS

                                                                            PAGE


ARTICLE I.      THE MERGER.....................................................1

      Section 1.01     The Merger..............................................1
      Section 1.02     Closing.................................................1
      Section 1.03     Effective Time..........................................1
      Section 1.04     Effect of the Merger....................................2
      Section 1.05     Certificate of Incorporation; Bylaws....................2
      Section 1.06     Directors and Officers..................................2

ARTICLE II.     CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES.............2

      Section 2.01     Conversion of Securities................................2
      Section 2.02     Exchange of Certificates................................3
      Section 2.03     Stock Transfer Books....................................6
      Section 2.04     Options, Warrants and Restricted Stock..................6
      Section 2.05     Dissenting Shares.......................................7

ARTICLE III.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................7

      Section 3.01     Organization and Qualification..........................8
      Section 3.02     Certificate of Incorporation and Bylaws.................8
      Section 3.03     Capitalization..........................................8
      Section 3.04     Authority Relative to This Agreement...................11
      Section 3.05     No Conflict; Required Filings and Consents.............11
      Section 3.06     Permits; Compliance....................................12
      Section 3.07     SEC Filings; Financial Statements; Undisclosed
                        Liabilities...........................................14
      Section 3.08     Affiliate Transactions.................................15
      Section 3.09     Absence of Certain Changes or Events...................15
      Section 3.10     Absence of Litigation..................................15
      Section 3.11     Employee Benefit Plans.................................16
      Section 3.12     Labor and Employment Matters...........................17
      Section 3.13     Real Property..........................................18
      Section 3.14     Intellectual Property..................................18
      Section 3.15     Taxes..................................................19
      Section 3.16     Environmental Matters..................................20
      Section 3.17     Insurance..............................................21
      Section 3.18     Specified Contracts....................................21
      Section 3.19     Board Approval; Vote Required..........................24
      Section 3.20     Brokers................................................24

ARTICLE IV.     REPRESENTATIONS AND WARRANTIES OF PARENT AND
                MERGER CO.....................................................24

      Section 4.01     Corporate Organization.................................24
      Section 4.02     Charter Documents......................................25
      Section 4.03     Authority Relative to This Agreement...................25
      Section 4.04     No Conflict; Required Filings and Consents.............25
      Section 4.05     Absence of Litigation..................................26
      Section 4.06     Operations of Merger Co................................26
      Section 4.07     Financing..............................................26
      Section 4.08     Brokers................................................26
      Section 4.09     Ownership of Company Common Stock......................26

ARTICLE V.      CONDUCT OF BUSINESS PENDING THE MERGER........................27

      Section 5.01     Conduct of Business by the Company Pending
                        the Merger............................................27

ARTICLE VI.     ADDITIONAL AGREEMENTS.........................................30

      Section 6.01     Proxy Statement; Other Filings.........................30
      Section 6.02     Company Stockholders' Meeting..........................31
      Section 6.03     Access to Information; Confidentiality;
                        Due Diligence.........................................32
      Section 6.04     Acquisition Proposals..................................32
      Section 6.05     Directors' and Officers' Indemnification and
                        Insurance.............................................35
      Section 6.06     Employee Benefits Matters..............................36
      Section 6.07     Notification of Certain Matters........................37
      Section 6.08     Financing..............................................38
      Section 6.09     Further Action; Reasonable Best Efforts;
                        Notice of Certain Events..............................38
      Section 6.10     Public Announcements...................................41
      Section 6.11     Resignations...........................................41
      Section 6.12     Guarantee of Performance...............................41
      Section 6.13     Takeover Statutes......................................41
      Section 6.14     SemGroup Agreement Termination Fee.....................41

ARTICLE VII.    CONDITIONS TO THE MERGER......................................42

      Section 7.01     Conditions to the Obligations of Each Party............42
      Section 7.02     Conditions to the Obligations of Parent
                        and Merger Co.........................................42
      Section 7.03     Conditions to the Obligations of the Company...........44

ARTICLE VIII.   TERMINATION, AMENDMENT AND WAIVER.............................44

      Section 8.01     Termination............................................44
      Section 8.02     Effect of Termination..................................46
      Section 8.03     Fees and Expenses......................................46
      Section 8.04     Amendment..............................................47
      Section 8.05     Waiver.................................................47

ARTICLE IX.     GENERAL PROVISIONS............................................47

      Section 9.01     Non-Survival of Representations, Warranties
                        and Agreements........................................47
      Section 9.02     Notices................................................48
      Section 9.03     Certain Definitions....................................49
      Section 9.04     Severability...........................................56
      Section 9.05     Entire Agreement; Assignment...........................57
      Section 9.06     Parties in Interest....................................57
      Section 9.07     Governing Law..........................................57
      Section 9.08     Specific Performance; Submission to Jurisdiction.......57
      Section 9.09     Waiver of Jury Trial...................................58
      Section 9.10     Headings...............................................58
      Section 9.11     Counterparts...........................................58

                          AGREEMENT AND PLAN OF MERGER

           AGREEMENT AND PLAN OF MERGER ("AGREEMENT"), dated as of May 12, 2006, by and among Morgan Stanley Capital Group, Inc., a Delaware corporation ("PARENT"), Buffalo Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("MERGER CO"), and TransMontaigne Inc., a Delaware corporation (the "COMPANY"). Certain capitalized terms have the meanings given to such terms in Section 9.03.

                                    RECITALS

           WHEREAS, the respective Boards of Directors of each of the Company, Merger Co and Parent, each deem it in the best interests of their respective stockholders to consummate the merger (the "MERGER"), on the terms and subject to the conditions set forth in this Agreement, of Merger Co with and into the Company, and such Boards of Directors have approved this Agreement and declared its advisability (and, in the case of the Board of Directors of the Company (the "COMPANY BOARD"), recommended that this Agreement be adopted by the Company's stockholders).

           NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

                                   ARTICLE I.
                                   THE MERGER

           Section 1.01 THE MERGER. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), at the Effective Time, Merger Co shall be merged with and into the Company. At the Effective Time, the separate corporate existence of Merger Co shall cease and the Company shall continue as the surviving corporation of the Merger (the "SURVIVING CORPORATION").

           Section 1.02 CLOSING. Unless this Agreement shall have been terminated in accordance with Section 8.01, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Merger (the "CLOSING") will take place at 11:00 a.m., Colorado time, no later than the second business day following the satisfaction or waiver of the conditions set forth in Article VII (other than those that by their terms are to be satisfied or waived at the Closing), at the offices of Morrison & Foerster LLP, 5200 Republic Plaza, 370 Seventeenth Street, Denver, Colorado 80202, unless another time, date and/or place is agreed to in writing by Parent and the Company (the date on which the Closing occurs, the "CLOSING DATE").

           Section 1.03 EFFECTIVE TIME. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the parties hereto shall file a certificate of merger (the "CERTIFICATE OF MERGER") in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL. The Merger shall become effective at such date and time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such subsequent date and time as Merger Co and the Company shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the "EFFECTIVE TIME."

           Section 1.04 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in Section 259 of the DGCL.

           Section 1.05  CERTIFICATE OF INCORPORATION; BYLAWS.

           (a) At the Effective Time, the certificate of incorporation of the Company shall be amended so as to read in its entirety in the form annexed hereto as EXHIBIT A and, as so amended, shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended in accordance with its terms and applicable Law.

           (b) At the Effective Time, the by-laws of the Company shall be amended so as to read in its entirety in the form annexed hereto as EXHIBIT B and, as so amended, shall be the by-laws of the Surviving Corporation, until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and applicable Law.

           Section 1.06 DIRECTORS AND OFFICERS. The directors of Merger Co immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Charter Documents of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Charter Documents of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

                                  ARTICLE II.
               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

           Section 2.01 CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Co, the Company or the holders of any of the following securities:

           (a) CONVERSION OF COMPANY COMMON STOCK. Each share of common stock, par value $.01 per share, of the Company (the "COMPANY COMMON STOCK"; all issued and outstanding shares of Company Common Stock being hereinafter collectively referred to as the "COMMON SHARES") issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled pursuant to Section 2.01(c) and any Dissenting Shares) shall be cancelled and shall be converted automatically into the right to receive $10.50 in cash, without interest (the "COMMON MERGER CONSIDERATION") payable upon surrender in the manner provided in
Section 2.02 of the certificate that formerly evidenced such Common Shares subject to adjustment as provided in Section 2.01(e).

           (b) CONVERSION OF COMPANY PREFERRED STOCK. Each share of Series B Convertible Preferred Stock, par value $.01 per share, of the Company (the "COMPANY PREFERRED STOCK"; all issued and outstanding shares of Company Preferred Stock being hereinafter collectively referred to as the "PREFERRED SHARES" and, together with the Common Shares, the "SHARES") issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled pursuant to Section 2.01(c) and Dissenting Shares) shall automatically be converted into the right to receive the Preferred Merger Consideration, payable upon surrender in the manner provided in Section 2.02 of the certificate that formerly evidenced such Preferred Share, subject to adjustment as provided in Section 2.01(e).

           (c) CANCELLATION OF TREASURY STOCK AND PARENT AND MERGER CO-OWNED STOCK. Each share of Company Common Stock and Company Preferred Stock held in the treasury of the Company and each share of Company Common Stock and Company Preferred Stock owned by Parent, Merger Co or any direct or indirect wholly owned subsidiary of Parent or Merger Co or any direct or indirect wholly owned Subsidiary of the Company immediately prior to the Effective Time shall automatically be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.

           (d) CAPITAL STOCK OF MERGER CO. Each share of common stock, par value $0.01 per share, of Merger Co issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Merger Co common stock shall evidence ownership of such shares of the Surviving Corporation.

           (e) ADJUSTMENTS. If, between the date of this Agreement and the Effective Time, there is a reclassification, recapitalization, stock split, stock dividend, subdivision, combination or exchange of shares with respect to, or rights issued in respect of, the Shares, the Merger Consideration shall be adjusted accordingly, without duplication, to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event.

           Section 2.02  EXCHANGE OF CERTIFICATES.

           (a) PAYING AGENT. Prior to the Effective Time, Parent shall (i) appoint a bank or trust company reasonably acceptable to the Company (the "PAYING AGENT"), and (ii) enter into a paying agent agreement, in form and substance reasonably acceptable to Parent and the Company, with such Paying Agent for the payment of the Merger Consideration in accordance with this
Article II. At or prior to the Effective Time, Parent shall cause cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Sections 2.01(a) and 2.01(b) (such cash being hereinafter referred to as the "EXCHANGE FUND") to be deposited with the Paying Agent, for the benefit of the holders of Shares. The Exchange Fund shall not be used for any other purpose. The Exchange Fund shall be invested by the Paying Agent as directed by the Parent; PROVIDED, HOWEVER, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available). Any net profit resulting from, or interest or income produced by, such investments shall be payable to Parent on demand.

           (b) EXCHANGE PROCEDURES COMMON STOCK. As promptly as practicable after the Effective Time, but in any event within 10 days following the Effective Time, Parent shall cause the Paying Agent to mail to each Person who was, immediately prior to the Effective Time, a holder of record of Common Shares entitled to receive the Common Merger Consideration pursuant to Section 2.01(a): (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the "COMMON CERTIFICATES") shall pass, only upon proper delivery of the Common Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Common Certificates in exchange for the Common Merger Consideration. Upon surrender to the Paying Agent of a Common Certificate for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Common Certificate shall be entitled to receive in exchange therefor the amount of cash that such holder has the right to receive in respect of the Common Shares formerly represented by such Common Certificate pursuant to Section 2.01(a), and the Common Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Common Shares that is not registered in the transfer records of the Company, payment of the Common Merger Consideration may be made to a Person other than the Person in whose name the Common Certificate so surrendered is registered if the Common Certificate representing such Common Shares shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment of the Common Merger Consideration to a Person other than the registered holder of such Common Certificate or establish to the reasonable satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Common Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Common Merger Consideration to which the holder of such Common Certificate is entitled pursuant to this Article
II. No interest shall be paid or will accrue on any cash payable to holders of Common Certificates pursuant to the provisions of this Article II.

           (c) EXCHANGE PROCEDURES COMPANY PREFERRED STOCK. As promptly as practicable after the Effective Time, but in any event within 10 days following the Effective Time, Parent shall cause the Paying Agent to mail to each Person who was, immediately prior to the Effective Time, a holder of record of Preferred Shares entitled to receive the Preferred Merger Consideration pursuant to Section 2.01(b): (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the "PREFERRED CERTIFICATES" and together with the Common Certificates, the "CERTIFICATES") shall pass, only upon proper delivery of the Preferred Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Preferred Certificates in exchange for the Preferred Merger Consideration. Upon surrender to the Paying Agent of a Preferred Certificate for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Preferred Certificate shall be entitled to receive in exchange therefor the amount of cash that such holder has the right to receive in respect of the Preferred Shares formerly represented by such Preferred Certificate pursuant to Section 2.01(b), and the Preferred Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Preferred Shares that is not registered in the transfer records of the Company, payment of the Preferred Merger Consideration may be made to a Person other than the Person in whose name the Preferred Certificate so surrendered is registered if the Preferred Certificate representing such Preferred Shares shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment of the Preferred Merger Consideration to a Person other than the registered holder of such Preferred Certificate or establish to the reasonable satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Preferred Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Preferred Merger Consideration to which the holder of such Preferred Certificate is entitled pursuant to this Article
II. No interest shall be paid or will accrue on any cash payable to holders of Preferred Certificates pursuant to the provisions of this Article II.

           (d) NO FURTHER RIGHTS. From and after the Effective Time, holders of Certificates shall cease to have any rights as stockholders of the Company, except as otherwise provided herein or by Law.

           (e) EXCHANGE FUND FOR DISSENTING SHARES. Any portion of the Exchange Fund deposited with the Paying Agent pursuant to Section 2.02(a) to pay for Shares that become Dissenting Shares shall be delivered to the Parent upon demand following the filing of a petition for appraisal of the Shares with the Delaware Court of Chancery; PROVIDED, HOWEVER, that Parent and the Surviving Corporation shall remain liable for payment of the Merger Consideration for such Shares held by any stockholder who shall have failed to perfect or who otherwise shall have withdrawn or lost such stockholder's rights to appraisal of such Shares under Section 262 of the DGCL ("SECTION 262").

           (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund that remains undistributed to the holders of Shares for 180 days after the Effective Time shall be delivered to the Parent, upon demand, and any holders of Shares who have not theretofore complied with this Article II shall thereafter look only to the Parent and Surviving Corporation for, and Parent and the Surviving Corporation shall remain liable for, payment of their claim for the Merger Consideration.

           (g) NO LIABILITY. None of the Paying Agent, Parent, Merger Co or the Surviving Corporation shall be liable to any holder of Shares for any such Shares (or dividends or distributions with respect thereto), or cash properly delivered to a public official pursuant to any abandoned property, escheat or similar Law.

           (h) WITHHOLDING RIGHTS. Each of the Paying Agent, Parent, the Surviving Corporation and Merger Co shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to such payment under applicable Law and pay such withholding amount over to the appropriate taxing authority. To the extent that amounts are so properly withheld by the Paying Agent, Parent, the Surviving Corporation or Merger Co, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Paying Agent, Parent, the Surviving Corporation or Merger Co, as the case may be.

           (i) LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to
Section 2.01(a).

           Section 2.03 STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Paying Agent or Merger Co for any reason shall be cancelled against delivery of the Merger Consideration to which the holders thereof are entitled pursuant to Section 2.01(a).

           Section 2.04  OPTIONS, WARRANTS AND RESTRICTED STOCK.

           (a) Prior to the Effective Time, the Company shall take all actions necessary to ensure that, at the Effective Time, each option then outstanding to purchase shares of Company Common Stock (the "COMPANY STOCK OPTIONS") and each restricted stock award ("RESTRICTED STOCK AWARDS"), in each case granted under any plan, arrangement or agreement (the "COMPANY EQUITY PLANS") disclosed in
Section 3.03 of Company Disclosure Schedule, whether vested or unvested, in the case of Company Stock Options, and whether or not subject to forfeiture, in the case of Restricted Stock Awards, shall:

           (i) in the case of Company Stock Options, be cancelled by the Company in consideration for which the holder thereof shall thereupon be entitled to receive as soon as reasonably practicable after the Effective Time, a cash payment from the Company in respect of such cancellation in an amount (if any) equal to (A) the product of (x) the number of shares of Company Common Stock subject to such Company Stock Option, whether or not then exercisable, and (y) the excess, if any, of the Common Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option, minus (B) all applicable federal, state and local Taxes required to be withheld by the Company; and

           (ii) in the case of Restricted Stock Awards, terminate all forfeiture restrictions and, pursuant to the terms of Section 2.02, cause the Paying Agent to pay to the holders thereof the Common Merger Consideration in respect of each share of Company Common Stock subject to such award held of record by such holder less all applicable federal, state and local Taxes required to be withheld by the Company with respect thereto.

           (b) Subject to the terms and upon the conditions set forth herein, as of the Effective Time, the warrant to purchase shares of the Company Common Stock granted to Parent on November 23, 2004 (the "WARRANT") shall, in accordance with its terms and without any action on the part of the holder thereof, Company, Parent or Merger Co, no longer represent the right to receive shares of Company Common Stock upon the due exercise thereof, and shall thereafter represent the right to receive cash in accordance with the terms of the Warrant. Prior to the Effective Time, Company shall take any and all actions reasonably requested by Parent to effectuate this Section 2.04(b) as required by the Warrant, including, no later than 15 days prior to the Effective Time, delivering to the Warrant holder the notice required to be given by it pursuant to Section 10.4 of the Warrant.

           Section 2.05  DISSENTING SHARES.

           (a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, Shares that are outstanding immediately prior to the Effective Time and that are held by any stockholder who is entitled to demand and properly demands (and does not timely withdraw such demand) appraisal of such Shares (the "DISSENTING SHARES") pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL shall not be converted into, or represent the right to receive, the Merger Consideration. Any such stockholder shall instead be entitled to receive payment of the fair value of such stockholder's Dissenting Shares in accordance with the provisions of Section 262 of the DGCL; PROVIDED, HOWEVER, that all Dissenting Shares held by any stockholder who shall have failed to perfect or who otherwise shall have withdrawn, in accordance with Section 262 of the DGCL, or lost such stockholder's rights to appraisal of such Shares under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender of the Certificate or Certificates that formerly evidenced such Shares in the manner provided in
Section 2.02(b) and (c), as applicable.

           (b) The Company shall give Parent (i) prompt notice of any demands received by the Company for appraisal of any Shares, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment or agree to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

                                  ARTICLE III.
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

           The Company represents and warrants to Parent and Merger Co that the statements contained in this Article III are true and correct, except as set forth in the Company Disclosure Schedule, the Company's and TransMontaigne Partners' most recent Annual Report (or Transition Report in the case of TransMontaigne Partners) on Form 10-K, each subsequent Quarterly Report on Form 10-Q and Current Report on Form 8-K, as applicable, and the Company's most recent Proxy Statement on Schedule 14A, in each case as filed with the SEC prior to the date of this Agreement. The Company Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article III, and the disclosure in any section or paragraph shall qualify (a) the corresponding section or paragraph in this
Article III and (b) the other sections and paragraphs in this Article III to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections and paragraphs:

           Section 3.01 ORGANIZATION AND QUALIFICATION. Each of the Company and each of its Subsidiaries is a corporation, limited company, limited partnership, limited liability company or other business entity duly organized, validly existing and in good standing under the Law of the jurisdiction of its organization and has the requisite corporate, limited company, partnership, limited liability company or other business entity (as the case may be) power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not have, individually or in the aggregate, a Company Material Adverse Effect. A true and complete list of all the Subsidiaries, together with the jurisdiction of incorporation of such Subsidiary, is set forth in Section 3.01 of the Company Disclosure Schedule. The Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business and is in good standing (in each instance where such concepts are legally applicable) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect.

           Section 3.02 CERTIFICATE OF INCORPORATION AND BYLAWS. The Company has made available to Parent a complete and correct copy of the Charter Documents (or similar organizational documents), each as amended to date, of the Company and each Subsidiary. Such Charter Documents are in full force and effect.

           Section 3.03  CAPITALIZATION.

           (a) The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock and 2,000,000 shares of preferred stock, par value $.01 per share, consisting of 250,000 shares of Series A Convertible Preferred Stock, 100,000 shares of Series B Convertible Preferred Stock and 1,650,000 shares of undesignated preferred stock. As of December 31, 2005 (the "CAPITALIZATION DATE") (i) 49,581,917 shares of Company Common Stock (which includes outstanding Restricted Stock Awards) were issued and outstanding, (ii) Company Stock Options to acquire 710,102 shares of Company Common Stock were outstanding, (iii) no shares of Company Common Stock were held in the treasury of the Company, (iv) 5,500,000 shares of Company Common Stock were reserved for issuance under the Warrant, and (v) no shares of the Company's Series A Convertible Preferred Stock and 20,063 shares of the Company's Series B Convertible Preferred Stock, which are convertible into approximately 3,039,745 shares of Company Common Stock, were issued and outstanding. All of the shares of Company Common Stock and the Company's Series B Convertible Preferred Stock outstanding on the date of this Agreement are duly authorized, validly issued, fully paid and nonassessable. Since the Capitalization Date through the date of this Agreement, other than (A) in connection with the issuance of Common Shares pursuant to the exercise of outstanding

Company Stock Options and Warrants, and Restricted Stock Awards, as set forth in
Section 3.03 of the Company Disclosure Schedule, and (B) in connection with the surrender to the Company of shares issued upon the "net exercise" of such Company Stock Options or Warrants and shares surrendered to the Company in connection with the payment of withholding Tax upon the vesting of such Restricted Stock Awards, and (C) the grant on March 31, 2006 of 450,000 shares of Company Common Stock pursuant to Restricted Stock Awards, there has been no change in the number of Shares of outstanding or reserved capital stock of the Company or the number of outstanding Company Stock Options, Warrant or Restricted Stock Awards.

           (b) Section 3.03 of the Company Disclosure Schedule describes (i) all outstanding Company Stock Options and other rights to purchase or receive shares of Company Common Stock under the Company Equity Plans, as of the Capitalization Date, together with the expiration date, exercise price and number of shares subject thereto, (ii) the Warrant, together with the expiration date, exercise or strike price and number of shares subject thereto, (iii) the number of outstanding unvested shares constituting Restricted Stock Awards for Company Common Stock, as of the Capitalization Date, and (iv) the number of Restricted Stock Awards for Company Common Stock that, as of the date of this Agreement, have been approved by the Company Board, but have not yet been issued.

           (c) Except as set forth in Section 3.03 of the Company Disclosure Schedule, there are no (i) subscriptions, calls, contracts, options, warrants or other rights, agreements, arrangements, understandings, restrictions or commitments of any character to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound relating to the issued or unissued capital stock or equity interests of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company or any Subsidiary, (ii) securities of the Company or securities convertible, exchangeable or exercisable for shares of capital stock or equity interests of the Company or any Subsidiary, or (iii) equity equivalents, stock appreciation rights or phantom stock, ownership interests in the Company or any Subsidiary or similar rights. All shares of Company Common Stock subject to the Company Stock Options and Warrant set forth in Section 3.03 are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be validly issued, fully paid and nonassessable and free of preemptive (or similar) rights. There are no outstanding contractual obligations or rights of the Company or any Subsidiary to repurchase, redeem (other than the redemption rights of the Company Preferred Stock) or otherwise acquire any securities or equity interests of the Company or any Subsidiary or to vote or to dispose of any shares of capital stock or equity interests of the Company or any Subsidiary except pursuant to the terms of Restricted Stock Awards. Except as set forth in Section 3.03 of the Company Disclosure Schedule, none of the Company or any Subsidiary is a party to any stockholders' agreement, voting trust agreement or registration rights agreement relating to any equity securities or equity interests of the Company or any Subsidiary or any other Contract relating to disposition, voting or dividends with respect to any equity securities or equity interests of the Company or of any Subsidiary. No dividends on the Company Common Stock have been declared or paid from December 31, 2005 through the date of this Agreement. All of the Shares have been issued by the Company in compliance with applicable federal securities Law. There are no outstanding bonds, debentures, notes or other Indebtedness of the Company or any of its

Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company's stockholders may vote.

           (d) Each outstanding share of capital stock (or other unit of equity interest) of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable (where such concepts are legally applicable) and was issued free of preemptive (or similar) rights, and, except as set forth in Section 3.01 of the Company Disclosure Schedule, each such share or unit (other than directors' qualifying shares in the case of non-United States Subsidiaries) is owned by the Company, by one or more wholly-owned Subsidiaries, or by the Company and one or more wholly-owned Subsidiaries, free and clear of all options, rights of first refusal, agreements, limitations on the Company's or any Subsidiary's voting, dividend or transfer rights, charges and other encumbrances or Liens of any nature whatsoever.

           (e) Section 3.03 of the Company Disclosure Schedule also lists any and all Persons of which the Company directly or indirectly owns an equity or similar interest, or an interest convertible into or exchangeable or exercisable for an equity or similar interest, of, to the Company's knowledge, greater than 5% but less than 50% (collectively, the "INVESTMENTS"). Except as set forth in
Section 3.03 of the Company Disclosure Schedule, the Company or a Subsidiary, as the case may be, owns all Investments free and clear of all Liens, and there are no outstanding contractual obligations of the Company or any Subsidiary permitting the repurchase, redemption or other acquisition of any of its interest in the Investments or requiring the Company or any Subsidiary to provide funds to, make any investment (in the form of a loan, capital contribution or otherwise) in, provide any guarantee with respect to, or assume, endorse or otherwise become responsible for the obligations of, any Investment.

           (f) The General Partner is a single member Delaware limited liability company, and the sole member of the General Partner is a wholly-owned Subsidiary of the Company.

           (g) As of the Capitalization Date (i) 3,972,500 Common Units were issued and outstanding, of which 2,500 were owned of record and beneficially by the Company or any Subsidiary, (ii) 3,322,266 Subordinated Units were issued and outstanding, of which 2,872,266 were owned of record and beneficially by Subsidiaries of the Company and 450,000 were owned, to the Company's knowledge, by an Affiliate of Parent, (iii) all of the General Partner Interests, which include all Incentive Distribution Rights, are owned by the General Partner, and
(iv) no Common Units or Subordinated Units were owned by, or held in the treasury of, TransMontaigne Partners. Section 3.03 of the Company Disclosure Schedule sets forth, as of the date hereof, the number of Common Units purchased by TransMontaigne Services Inc. to be awarded as restricted Common Units to employees of TransMontaigne Services Inc. pursuant to the MLP Equity Plan, and in exchange for, and in cancellation of, up to 58,000 Phantom Units (as defined in the MLP Equity Plan) approved by the General Partner on March 1, 2006 and awarded on March 31, 2006. All of the Partnership Interests issued and outstanding on the date of this Agreement are duly authorized and validly issued, fully paid and nonassessable in accordance with the terms of the TransMontaigne Partners Partnership Agreement. No options to purchase Partnership Interests have been granted under the MLP Equity Plan.

           (h) Except as set forth above or in Section 3.03 of the Company Disclosure Schedule, there are no (i) subscriptions, calls, contracts, options, warrants or other rights, agreements, arrangements, understandings, restrictions or commitments of any character to which TransMontaigne Partners or any MLP Subsidiary is a party or by which the Company or any Subsidiary is bound relating to the issued or unissued Common Units and Subordinated Units of TransMontaigne Partners or the equity interests of any MLP Subsidiary or obligating TransMontaigne Partners or any MLP Subsidiary to issue or sell any Partnership Interests in, or debt securities of, TransMontaigne Partners or any MLP Subsidiary, (ii) securities of TransMontaigne Partners convertible, exchangeable or exercisable for Partnership Interests or shares of capital stock or other equity interests of TransMontaigne Partners or any MLP Subsidiary, or
(iii) equity equivalents, stock appreciation rights or phantom stock, ownership interests in TransMontaigne Partners or any MLP Subsidiary or similar rights. Each outstanding Partnership Interest of TransMontaigne Partners and each outstanding equity interest of any MLP Subsidiary is duly authorized, validly issued, fully paid and nonassessable (where such concepts are legally applicable) and is owned by TransMontaigne Partners, or by one or more wholly-owned MLP Subsidiaries.

           Section 3.04 AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement to be consummated by the Company (the "OTHER TRANSACTIONS"). The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the Other Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger or such Other Transactions (other than the Stockholder Approval and the filing of the Certificate of Merger). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Co, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Law relating to fraudulent transfers), reorganization, moratorium or similar Law affecting creditors' rights generally and subject to the effect of general principles of equity. The Company has provided Parent with a true and complete copy of the SemGroup Agreement, including all schedules and exhibits thereto. The Company has complied in all material respects with its obligations under the SemGroup Agreement, and the SemGroup Agreement has been terminated in accordance with the terms thereof.

           Section 3.05  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

           (a) Except as set forth in Section 3.05 of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Merger and the Other Transactions will not, (i) conflict with, violate or result in a breach of the Charter Documents of the Company, TransMontaigne Partners or the General Partner, (ii) assuming that all consents, approvals and other authorizations described in Section 3.05(b) have been obtained and that all filings and other actions described in Section 3.05(b) have been made or taken, conflict with or violate any U.S. federal, state or local or foreign statute, law, ordinance, regulation, rule, code, executive order, judgment, decree or other order ("LAW") applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) result in any breach or violation of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, require consent or result in a loss of a material benefit under, give rise to a material obligation under, give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other binding commitment, instrument or obligation (each, a "CONTRACT") to which the Company or any Subsidiary is a party or by which the Company, or a Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that, individually or in the aggregate, would not have a Company Material Adverse Effect.

           (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Merger and the Other Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any supranational, national, provincial, federal, state or local government, regulatory or administrative authority, or any court, tribunal, judicial or arbitral body (a "GOVERNMENTAL AUTHORITY"), by the Company or any Subsidiary except for (i) applicable requirements of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), (ii) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and the competition or merger control Law of any other applicable jurisdiction, (iii) the filing by the Company with the Securities and Exchange Commission (the "SEC") of a proxy statement relating to the adoption of this Agreement by the Company's stockholders (as amended or supplemented from time to time, the "PROXY STATEMENT"), (iv) any filings required by, and any approvals required under, the rules and regulations of the New York Stock Exchange (the "NYSE"), (v) the filing of appropriate merger documents as required by the DGCL,
(vi) filing and notification requirements of the Federal Energy Regulatory Commission, and (vii) such other consents, approvals, authorizations or permits, or such filings or notifications, the failure of which to obtain or make would not have, individually or in the aggregate, a Company Material Adverse Effect or would not reasonably be expected to prevent or delay the Closing beyond the Expiration Date.

           Section 3.06  PERMITS; COMPLIANCE.

           (a) Each of the Company and each Subsidiary is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each such entity to own, lease and operate its properties or to carry on its business as it is now being conducted (the "COMPANY PERMITS") and no default has occurred under any such Company Permit, and no written notice of violation has been received from any Governmental Authority, except where the failure to have, or the suspension or cancellation of, or defaults under, or violations of, any Company Permit would not have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, to the knowledge of the Company, neither it nor any Subsidiary has received any written notification from any Governmental Authority threatening to revoke any such Person's Company Permit, the revocation of which Company Permit would have, individually or in the aggregate, a Company Material Adverse Effect.

           (b) Except for employment and employee benefit matters (which are the subject of Section 3.11), Taxes (which are the subject of Section 3.15), and environmental matters (which are the subject of Section 3.16), each of the Company and each Subsidiary is, and at all times since July 1, 2002 (or, if later, its inception) has been, in compliance with any Law applicable to such entity or by which any property or asset of such entity is bound or affected, and has not received written notice of any violation of any such Law, except such instances of non-compliance and such violations as would not have, individually or in the aggregate, a Company Material Adverse Effect.

           (c) The Company and TransMontaigne Partners have made all certifications and statements required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder (the "SARBANES-OXLEY ACT") with respect to the Company's and TransMontaigne Partners' filings pursuant to the Exchange Act. Each of the Company and TransMontaigne Partners has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 to ensure that material information relating to the Company and TransMontaigne Partners, as applicable, including its respective consolidated Subsidiaries, is made known on a timely basis to the individuals responsible for the preparation of the Company's and TransMontaigne Partners', as applicable, filings with the SEC and other public disclosure documents. Each of the Company and TransMontaigne Partners is in compliance with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange except where such non-compliance would not reasonably be expected to prevent or delay the Closing beyond the Expiration Date.

           (d) (i) The Company has disclosed, based on its most recent evaluation of internal controls, to the Company's auditors and its audit committee: (A) all significant deficiencies and material weaknesses known to the Company in the design or operation of its internal controls that are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information, (B) any fraud, whether or not material, known to the Company that involves management or other employees who have a significant role in internal controls, and (C) the Company has not received a complaint, allegation, assertion or claim in writing regarding the accounting practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any such complaint, allegation assertion or claim that the Company has engaged in questionable accounting or auditing practices.

           (ii) TransMontaigne Partners has disclosed, based on its most recent evaluation of internal controls, to the TransMontaigne Partners' auditors and its audit committee: (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect TransMontaigne Partners' ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, known to TransMontaigne Partners that involves management or other employees who have a significant role in TransMontaigne Partners' internal control over financial reporting.

           (e) As of the date hereof, the Company has not identified any material weaknesses in the design or operation of internal controls over financial reporting which has not been remedied in all material respects.

           (f) Since July 30, 2002 (or, if later, since inception), none of the Company, any Company Subsidiary, TransMontaigne Partners or any MLP Subsidiary has extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in violation of Section 13(k) of the Exchange Act.

           Section 3.07 SEC FILINGS; FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES.

           (a) Each of the Company and TransMontaigne Partners has filed all forms, reports, statements, schedules, certifications and other documents required to be filed by it with the SEC since July 1, 2002 (or, if later, since inception) (collectively, the "SEC REPORTS"). The SEC Reports (including any documents or information incorporated by reference therein and including any management discussion and analysis of financial condition and results of operations, financial statements (including notes thereto) or schedules included therein) (i) at the time they were filed complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), the Exchange Act, the Sarbanes-Oxley Act and, in each case, the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary (other than (A) the Subsidiaries listed as guarantors on the registration statement filed with respect to the Notes and (B) TransMontaigne Partners) is or has been required to file any form, report, statement, schedule, certification or other document with the SEC. Except as described in Section
3.07 of the Company Disclosure Schedule, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of the SEC Reports.

           (b) Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in the SEC Reports was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC and the requirements of Regulation S-X under the Securities Act) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company or TransMontaigne Partners, as applicable, and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments and, in the case of pro forma financial statements, to the qualifications stated therein). All of the Subsidiaries are consolidated with the Company for accounting purposes and all of the MLP Subsidiaries are consolidated with TransMontaigne Partners for accounting purposes.

           (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and its consolidated Subsidiaries as at December 31, 2005, included in the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 2005, neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations (i) incurred in connection with the transactions contemplated hereby, (ii) incurred in the ordinary course of business and in a manner consistent with past practice since December 31, 2005, or (iii) that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

           (d) Except as and to the extent set forth on the consolidated balance sheet of TransMontaigne Partners as of December 31, 2005, included in the TransMontaigne Partners' Transitional Report on Form 10-K for the period ended December 31, 2005, neither TransMontaigne Partners nor any MLP Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations (i) incurred in connection with the transactions contemplated hereby, if any, (ii) incurred in the ordinary course of business and in a manner consistent with past practice since December 31, 2005, or (iii) that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

           Section 3.08 AFFILIATE TRANSACTIONS. Except as set forth in the SEC Reports or as contemplated by this Agreement, there are no transactions, agreements, arrangements or understandings between (i) the Company or any of its Subsidiaries, on the one hand, and (ii) any Affiliate of the Company (other than any of its Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

           Section 3.09 ABSENCE OF CERTAIN CHANGES OR EVENTS. From December 31, 2005 through the date of this Agreement, there has not occurred any Company Material Adverse Effect. Since December 31, 2005, and prior to the date of this Agreement, except as expressly contemplated by this Agreement, (a) the Company and the Subsidiaries have conducted their businesses only in the ordinary course of business and in a manner consistent with past practice and (b) except as set forth in Section 3.09 of the Company Disclosure Schedule, neither the Company nor any Subsidiary has taken any action or agreed to take any action that would be prohibited by clauses (a) through (t) of Section 5.01 if taken after the date hereof.

           Section 3.10 ABSENCE OF LITIGATION. Except as set forth in Section
3.10 of the Company Disclosure Schedule, there is no litigation, suit, claim, action, proceeding, hearing, petition, grievance, complaint or investigation (an "ACTION") pending or, to the knowledge of the Company, threatened in writing against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any Governmental Authority or arbitrator except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any order, writ, judgment, injunction, decree, determination or award of, or, to the knowledge of the Company, any continuing investigation by, any Governmental Authority, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

           Section 3.11  EMPLOYEE BENEFIT PLANS.

           (a) Section 3.11 of the Company Disclosure Schedule lists (i) all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements; and (ii) all material employment, termination, severance or other contracts, agreements or commitments to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has or may reasonably be expected to have any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, consultant, officer or director of the Company or any Subsidiary (collectively, the "PLANS"). The Company has made available to Merger Co a true and complete copy (where applicable) of (i) each Plan (or, where a Plan has not been reduced to writing, a summary of all material Plan terms of such Plan), (ii) each trust or funding arrangement prepared in connection with each such Plan, (iii) the most recently filed annual report on Internal Revenue Service ("IRS") Form 5500 or any other annual report required by applicable Law, (iv) the most recently received IRS determination letter for each such Plan, (v) the most recently prepared actuarial report and financial statement in connection with each such Plan, (vi) the most recent summary plan description, any summaries of material modification, any employee handbooks, and any material written communications (or a description of any material oral communications) by the Company or the Subsidiaries to any current or former employees, consultants, or directors of the Company or any Subsidiary concerning the extent of the benefits provided under a Plan.

           (b) None of the Company or any Subsidiary or any other Person or entity that, together with the Company or any Subsidiary, is or was treated as a single employer under Section 4001 of ERISA or Sections 414(b), (c), (m) or (o) of the Code (each, together with the Company and any Subsidiary, an "ERISA AFFILIATE"), has now or at any time within the past six years (and in the case of any such other Person or entity, only during the period within the past six years that such other Person or entity was an ERISA Affiliate) contributed to, sponsored, or maintained (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, including a "defined benefit plan", as defined in Section 3(35) of ERISA; (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA or the comparable provisions of any other applicable Law); (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which an ERISA Affiliate would reasonably be expected to incur liability under
Section 4063 or 4064 of ERISA; or (iv) any plan, program or arrangement that provides for post-retirement or other post-employment welfare benefits (other than for health care continuation as required by Section 4980B of the Code or any similar statute). No Plan exists that would reasonably be expected to result in the payment to any present or former employee, director or consultant of the Company or any Subsidiary of any money or other property or accelerate or provide any other rights or benefits to any current or former employee, director or consultant of the Company or any Subsidiary as a result of the consummation of the Merger or any Other Transaction (whether alone or in connection with any other event).

           (c) Except as specified in Section 3.11 of the Company Disclosure Schedule, each Plan that is intended to be qualified under Section 401(a) of the United States Internal

Revenue Code of 1986, as amended (the "CODE"), has received a favorable determination letter from the IRS that the Plan is so qualified, and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and, to the knowledge of the Company, no fact or circumstance exists that would reasonably be expected to result in the revocation of such letter.

           (d) Each Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Law, except to the extent such noncompliance would not have a Company Material Adverse Effect.

           (e) With respect to any Plan, (i) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, except for those that would not have a Company Material Adverse Effect, (ii) to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such Actions, and
(iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other Governmental Authority is pending, in progress or, to the knowledge of the Company, threatened, except for those that would not have, individually or in the aggregate, a Company Material Adverse Effect.

           (f) Neither the Company nor any of its Subsidiaries maintains any Plan that is not subject to United States Law.

           (g) Section 3.11 of the Company Disclosure Schedule discloses whether each Benefit Plan that is an "employee welfare benefit plan" as defined in ERISA is (i) unfunded or self-insured, (ii) funded through a "welfare benefit fund," as such term is defined in Code Section 419(e) or other funding mechanism or
(iii) insured. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each such employee welfare benefit plan may be amended or terminated without liability (other than benefits then payable under such plan without regard to such amendment or termination) to the Company or any Subsidiary at any time.

           Section 3.12 LABOR AND EMPLOYMENT MATTERS. Neither the Company nor any Subsidiary is, or at any time has been, a party to any collective bargaining agreement or other labor union agreements applicable to Persons employed by the Company or any Subsidiary. Except as disclosed in Section 3.12 of the Company Disclosure Schedule, there are no employees represented by a works council or a labor organization or, to the knowledge of the Company, activities or proceedings of any labor union to organize any such employees. No work stoppage, slowdown or labor strike against the Company or any Subsidiary is pending or, to the knowledge of the Company, threatened in writing. Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries (a) have no direct or indirect liability with respect to any misclassification of any Persons as an independent contractor rather than as an employee and (b) are in compliance with all applicable Law respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to their employees. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no charges, appeals or Actions against the Company or any Subsidiary pending or, to the knowledge of the Company, threatened in writing, before or by the Equal Employment Opportunity Commission, the Department of Labor, Occupational Safety and Health Administration, the National Labor Relations Board or any other comparable Governmental Authority. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Subsidiary has received notice during the past three years of the intent of any Governmental Authority responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers' compensation laws to conduct an investigation of or affecting the Company or a Subsidiary and, to the knowledge of the Company, no such investigation is in progress. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing by the Company or Company Subsidiaries pursuant to any workplace safety and insurance/workers' compensation Laws; neither the Company nor any Company Subsidiary has been reassessed in any material respect under such Laws during the past three years; there are no claims that may affect the accident cost experience of the Company or any Subsidiary.

           Section 3.13  REAL PROPERTY.

           (a) Section 3.13(a) of the Company Disclosure Schedule lists by address each parcel of real property in which the Company or any Subsidiary has fee title interest that is currently used in and material to the conduct of the business of the Company and the Subsidiaries, taken as a whole (the "OWNED PROPERTIES").

           (b) Section 3.13(b) of the Company Disclosure Schedule lists by address each parcel of real property leased or subleased by the Company or any Subsidiary that is currently used in and material to the conduct of the business of the Company and the Subsidiaries, taken as a whole (together with the Owned Properties, the "PROPERTIES"), with any guaranty given by the Company or any Subsidiary in connection therewith. To the best of Company's knowledge, the Company or one of its Subsidiaries has a defensible fee simple title to or valid leasehold interest in all of the Properties, free and clear of all Liens, except
(i) Liens for current taxes and assessments not yet past due, (ii) inchoate mechanics' and materialmen's Liens for construction in progress, (iii) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice, and (iv) all Liens and other imperfections of title (including matters of record) and encumbrances that do not materially interfere with the conduct of the business of the Company and the Subsidiaries, taken as a whole, or would not have a Company Material Adverse Effect (collectively, "PERMITTED LIENS"). True and complete copies of all agreements under which the Company or any of its Subsidiaries owns, leases or subleases the Properties have been made available to Parent. Except as would not have a Company Material Adverse Effect, the Company or one of its Subsidiaries has the right to the use and occupancy of the Properties, subject to the terms of the applicable deed, lease or sublease relating thereto and Permitted Liens.

           Section 3.14 INTELLECTUAL PROPERTY. The Company or its Subsidiaries owns or has the right to use all Intellectual Property necessary to conduct the Company's business as presently conducted, except as would not, individually or in the aggregate, be expected to have a Company Material Adverse Effect. The conduct of the Company's and its Subsidiaries' business or use of the Intellectual Property does not infringe, violate, misappropriate or misuse any intellectual property rights or any other proprietary right of any Person or give rise to any obligations to any Person as a result of co-authorship, except in each case for exceptions that would not, individually or in the aggregate, be expected to have a Company Material Adverse Effect.

           Section 3.15  TAXES.

           (a) Except as would not have a Material Adverse Tax Effect, (i) the Company and the Subsidiaries have timely filed or caused to be filed or will timely file or cause to be filed (taking into account any extension of time to file granted or obtained) all Tax Returns required to be filed by them, and any such filed Tax Returns are true, correct and complete, (ii) the Company and the Subsidiaries have timely paid or will timely pay any Taxes due and payable, except to the extent that such Taxes are being contested in good faith and for which the Company or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP, (iii) without taking into account any transactions contemplated by this Agreement and based upon activities to date, adequate reserves in accordance with GAAP have been established by the Company and the Subsidiaries for all Taxes not yet due and payable in respect of taxable periods ending on or prior to the date hereof and (iv) all amounts of Tax required to be withheld by the Company and its Subsidiaries have been or will be timely withheld and paid over to the appropriate Governmental Authority. "MATERIAL ADVERSE TAX EFFECT" means, for purposes of this Section 3.15, any and all adverse tax consequences under any subsection of this Section 3.15 that are not adequately provided for in reserves established in accordance with GAAP and which in the aggregate would have an adverse cash consequence equal to or greater than $3,000,000.

           (b) Except as would not have a Material Adverse Tax Effect, no deficiency for any amount of Tax has been asserted or assessed by any Governmental Authority in writing against the Company or any Subsidiary (or, to the knowledge of the Company, has been threatened or proposed), except for deficiencies that have been satisfied by payment, settled or been withdrawn or which are being contested in good faith and are Taxes for which the Company or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP. Except as would not have a Material Adverse Tax Effect, there are no liens for any Taxes, other than liens for current Taxes and assessments not yet past due or that are being contested in good faith and for which the Company or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP, on the assets of the Company or any Subsidiary.

           (c) (i) Except as would not have a Material Adverse Tax Effect, there are no pending or, to the knowledge of the Company, threatened audits, examinations, investigations or other proceedings in respect of any Taxes of the Company or any Subsidiary with respect to which the Company or a Subsidiary has been notified in writing. (ii) Neither the Company nor any Subsidiary has waived any statute of limitations in respect of an alleged Tax deficiency in excess of $1,000,000 or agreed to any extension of time with respect to an assessment or deficiency for an amount of Taxes in excess of $1,000,000 (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

           (d) Neither the Company nor any Subsidiary is a party to any indemnification, allocation or sharing agreement with respect to Taxes that could give rise to a material payment or indemnification obligation (other than agreements among the Company and its Subsidiaries and other than customary Tax indemnifications contained in credit or other commercial lending agreements).

           (e) Neither the Company nor any of its Subsidiaries is required to make any disclosure to the Internal Revenue Service with respect to a "reportable transaction" pursuant to section 1.6011-4(b)(1) of the Treasury Regulations promulgated under the Code.

           (f) Neither the Company nor any Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than the Company or any Subsidiary) under Treasury Regulation section 1.1502-6 (or any similar provision of Law), as a transferee, successor, by contract or otherwise.

           (g) Neither the Company nor any Subsidiary has distributed the stock of another company in a transaction that was purported or intended to be governed by section 355 or section 361 of the Code.

           Section 3.16  ENVIRONMENTAL MATTERS.

           (a) Section 3.16 of the Company Disclosure Schedule sets forth (i) a site-by-site analysis of each location owned or leased by the Company or any of its Subsidiaries at which the Company or such Subsidiary has primary responsibility for any environmental remediation activity that is ongoing as of the date of this Agreement, (ii) a description of each other location that (A) is owned or leased by a third party at which the Company or any of its Subsidiaries is in the chain of legal title, but in respect of which the Company or such Subsidiary is not primarily responsible for any environmental remediation activity that is ongoing as of the date of this Agreement or (B) is owned or leased by the Company or any of its Subsidiaries and in respect of which the Company or such Subsidiary is not primarily responsible for any environmental remediation activity that is ongoing as of the date of this Agreement, and (iii) a listing of each notice filed by the Company or any Subsidiary since July 1, 2001 under any Law indicating past or present treatment, storage or disposal of a hazardous waste or reporting a spill or release of a hazardous or toxic waste, substance or constituent, or other substance into the environment, except for any such notices required in connection with any application for environmental permits or annual reporting requirements in the ordinary course of business.

           (b) Except as disclosed in Section 3.16 of the Company Disclosure Schedule and except where the aggregate of all such violations or failures to comply could not reasonably be expected to have a Company Material Adverse
Effect:

           (i) the operations of the Company and each of its Subsidiaries comply with all applicable Environmental Laws and the Company and each Subsidiary possess and comply, and have complied, with all applicable Environmental Permits required under such laws to operate their business as currently operated;

           (ii) none of the operations of the Company or any of its Subsidiaries is the subject of any judicial or administrative proceeding by or on behalf of any Person alleging the violation of any Environmental Law;

           (iii) none of the operations of the Company or any of its Subsidiaries is the subject of any investigation by a Governmental Authority evaluating whether the Company or any of its Subsidiaries disposed of any hazardous or toxic waste, substance or constituent or other substance at any site that may require remedial action, or any investigation by a Governmental Authority evaluating whether any remedial action is needed to respond to a release of any hazardous or toxic waste, substance or constituent, or other substance into the environment; and

           (iv) neither the Company nor any of its Subsidiaries have any contingent liability of which the Company has knowledge in connection with any release of any Materials of Environmental Concern into the environment, nor has the Company or any of its Subsidiaries received any notice or letter advising it of potential liability arising from the disposal of any Materials of Environmental Concern into the environment.

           (c) There has been no release or threatened release of Materials of Environmental Concern that would be reasonably expected to cause any liability to the Company or any Company Subsidiary under applicable Environmental Law at any current or former property owned or operated by the Company or any Company Subsidiary or any predecessor thereof or any off-site facility to which the Company or any Company Subsidiary or any predecessor thereto shipped Materials of Environmental Concern for treatment, storage, handling or disposal, except where the potential liability, after giving effect to the third-party environmental indemnification agreements set forth on Section 3.16 of the Disclosure Schedule, would not, individually or in the aggregate, reasonably be expected to have or result in a Company Material Adverse Effect.

           Section 3.17 INSURANCE. The Company has in full force and effect the insurance coverage with respect to its business and the businesses of its Subsidiaries set forth in Section 3.17 of the Company Disclosure Schedule. There is no claim pending (i) under any Directors and Officers liability insurance, or
(ii) in excess of $1,000,000 under any other insurance as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies have been paid and the Company and its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies. Except for (x) any broad-based increases in insurance premiums that affect industries in which the Company and its Subsidiaries conduct their business, so long as such changes, fluctuations or conditions do not adversely affect the Company or its Subsidiaries in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate, and (y) as set forth in Section 3.17 of the Company Disclosure Schedule, the Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

           Section 3.18  SPECIFIED CONTRACTS.

           (a) Except as would not have a Company Material Adverse Effect or as specified in Section 3.18 of the Company Disclosure Schedule, (i) each Specified Contract is a legal, valid and binding obligation of the Company or a Subsidiary, as applicable, in full force and effect and enforceable against the Company or a Subsidiary in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Law relating to fraudulent transfers), reorganization, moratorium or similar Law affecting creditors' rights generally and subject to the effect of general principles of equity, (ii) to the knowledge of the Company, each Specified Contract is a legal, valid and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Law relating to fraudulent transfers), reorganization, moratorium or similar Law affecting creditors' rights generally and subject to the effect of general principles of equity, (iii) neither the Company nor any of its Subsidiaries is and, to the Company's knowledge, no counterparty is, in breach or violation of, or in default under, any Specified Contract, (iv) none of the Company or any of the Subsidiaries has received any written claim of default under any Specified Contract and (v) to the Company's knowledge, no event has occurred that would result in a breach or violation of, or a default under, any Specified Contract (in each case, with or without notice or lapse of time or both).

           (b) For purposes of this Agreement, the term "SPECIFIED CONTRACT" means any of the following Contracts (together with all exhibits and schedules thereto) to which the Company or any Subsidiary is a party:

           (i) any limited liability company agreement, joint venture or other similar agreement or arrangement with respect to any material business of the Company and the Subsidiaries, taken as a whole, other than any such limited liability company, partnership or joint venture that is a Subsidiary;

           (ii) any Contract relating to or evidencing Indebtedness in an amount in excess of $5,000,000, other than equipment leases that are treated as operating leases in accordance with GAAP and entered into in the ordinary course of business;

           (iii) any Contract filed or required to be filed as an exhibit to the Company's Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed or required to be disclosed by the Company in a Current Report on Form 8-K, other than Plans disclosed in Section 3.11(a);

           (iv) any Contract that purports to limit the right of the Company or the Subsidiaries (A) to engage or compete in any line of business or (B) to compete with any Person or operate in any geographic area, in the case of each of (A) and (B), in any respect material to the business of the Company and the Subsidiaries, taken as a whole, or that purports to limit the right of any Affiliate of the Company or any of the Subsidiaries (other than the Company or one of its Subsidiaries) to engage or compete in any line of business or to compete with any Person or operate in any geographic area;

           (v) any Contract that (A) contains most favored customer pricing provisions (other than pricing provisions governed by reference to a pricing service or other third-party pricing mechanism) with any third party (other than Contracts terminable by the Company or applicable Subsidiary upon not more than 60 days notice without incurring premium or penalty entered into in the ordinary course of business consistent with past practice) or (B) grants any exclusive rights, rights of first refusal, rights of first negotiation or similar rights to any Person (other than the Company or any of its Subsidiaries);

           (vi) any Contract entered into after July 1, 2005 or not yet consummated for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of any Person for an aggregate consideration under such Contract in excess of $10,000,000 individually, or $20,000,000 in the aggregate or any contract for the disposition of the assets of the Company to the MLP;

           (vii) any Contract of the type specified in Section 5.01(m) or between or among the Company or a Subsidiary, on the one hand, and any of their respective Affiliates (other than the Company or any Subsidiary), on the other hand, that involves amounts of more than $60,000 (other than contracts or agreements included in Section 3.18(b)(iii));

           (viii) any acquisition Contract pursuant to which the Company or any of its Subsidiaries has continuing indemnification (other than environmental remediation and indemnification obligations, which are expressly covered in Section 3.16), "earn-out" or other contingent payment obligations, except for any such earn-out or contingent payment obligations for which the Company has properly accrued a liability on its financial statements referred to in Section 3.07(c) in accordance with GAAP;

           (ix) any Contract that, individually or in the aggregate, would, or would reasonably be expected to, prevent or delay beyond the Expiration Date the Company's ability to consummate the transactions contemplated by this Agreement;

           (x) any Contract that contains a put, call, right of first refusal or similar right pursuant to which the Company or any Subsidiary would be required to purchase or sell, as applicable, any ownership interests of any Person;

           (xi) each Contract in effect on December 31, 2005, or, to the knowledge of the Company, in effect on the date hereof, with (A) each of the five largest (by anticipated dollar amount in 2006) customers of the Company and its Subsidiaries for terminaling services and (B) each of the five largest (by anticipated dollar amount in 2006) customers of the Company and its Subsidiaries for delivery of refined petroleum products;

           (xii) any Contract with any supplier of, or vendor or provider of services to, the Company or any Subsidiary (other than for purchase of product inventory) providing for minimum annual payments from the Company and its Subsidiaries in excess of (A) $500,000 with respect to operating leases (other than real estate leases set forth in Section 3.13 of the Company Disclosure Schedule) and (B) $1,000,000 with respect to other contractual obligations, in each case, that was in effect as of December 31, 2005, or, to the knowledge of the Company, in effect as of the date hereof and having payments in excess of such amount due in calendar 2006 or any subsequent year.

           A true and complete list of the Specified Contracts referred to in subsections (i) through (xii) above is set forth in Section 3.18 of the Company Disclosure Schedule, except for Specified Contracts filed prior to the date hereof as exhibits to SEC Reports. The Company has made available to Parent true and correct copies of each Specified Contract.

           Section 3.19  BOARD APPROVAL; VOTE REQUIRED.

           (a) The Company Board, by resolutions duly adopted at a meeting duly called and held, which resolutions, subject to Section 6.04, have not been subsequently rescinded, modified or withdrawn in any way, has by unanimous vote of those directors present (who constituted 100% of the directors then in office) duly (i) determined that this Agreement, the Merger and the Other Transactions are fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement, the Merger and the Other Transactions and declared their advisability, and (iii) recommended that the stockholders of the Company adopt this Agreement and directed that this Agreement be submitted for consideration by the Company's stockholders at the Company Stockholders' Meeting. Assuming the accuracy of Parent's representations and warranties in Section 4.09, the approval of this Agreement by the Company Board constitutes approval of this Agreement and the Merger for purposes of
Section 203 of the DGCL ("SECTION 203") and represents the only action necessary to ensure that the restrictions of Section 203 do not apply to the execution and delivery of this Agreement or the consummation of the Merger and the Other Transactions. No "fair price," "moratorium," "control share acquisition," or other similar anti-takeover statute or regulation enacted under state or federal Law in the United States (with the exception of Section 203) applicable to the Company is applicable to the transactions contemplated by this Agreement.

           (b) Assuming the accuracy of Parent's representations and warranties set forth in Section 4.09, the only vote of the holders of any class or series of capital stock or other securities of the Company necessary to adopt this Agreement or consummate the Merger and the Other Transactions is the affirmative vote of the holders of a majority of the outstanding shares of Common Stock and the Company Preferred Stock (voting on an as converted basis as provided in the Certificate of Designations governing the terms of the Company Preferred Stock), voting together as a single class, in favor of the adoption of this Agreement (the "STOCKHOLDER APPROVAL").

           Section 3.20 BROKERS. No broker, finder or investment banker other than UBS Securities LLC is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company. The Company has delivered to Parent complete and accurate copies of all agreements under which any fees or expenses are or may be payable to UBS Securities LLC.

                                   ARTICLE IV.
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER CO

           Each of Parent and Merger Co, jointly and severally, hereby represents and warrants to the Company that, except as set forth in the Parent Disclosure Schedule:

           Section 4.01 CORPORATE ORGANIZATION. Each of Parent and Merger Co is a corporation, duly organized, validly existing and in good standing under the Law of the State of Delaware; and each has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or delay consummation of the Merger beyond the Expiration Date or otherwise prevent or materially delay either Parent or Merger Co from performing its obligations under this Agreement.

           Section 4.02 CHARTER DOCUMENTS. Each of Parent and Merger Co has heretofore furnished to the Company a complete and correct copy of its Charter Documents as amended to date. Such Charter Documents are in full force and effect.

           Section 4.03 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Parent and Merger Co has all necessary corporate or other power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger. The execution, delivery and performance of this Agreement by each of Parent and Merger Co and the consummation by each of Parent and Merger Co of the Merger have been duly and validly authorized by all necessary corporate or other action, and no other corporate or other proceedings on the part of Parent or Merger Co are necessary to authorize this Agreement or to consummate the Merger. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Co and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Co, enforceable against each of Parent and Merger Co in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Law relating to fraudulent transfers), reorganization, moratorium or similar Law affecting creditors' rights generally and subject to the effect of general principles of equity.

           Section 4.04 NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

           (a) The execution and delivery of this Agreement by each of Parent and Merger Co do not, and the performance of this Agreement by each of Parent and Merger Co and the consummation by each of Parent and Merger Co of the Merger will not, (i) conflict with or violate the respective Charter Documents of Parent or Merger Co, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.04(b) have been obtained and all filings and obligations described in Section 4.04(b) have been made, conflict with or violate any Law applicable to either Parent or Merger Co or by which any property or asset of either of them is bound or affected, or (iii) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of either Parent or Merger Co pursuant to any Contract to which either Parent or Merger Co is a party or by which either Parent or Merger Co or any of their respective properties or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or delay beyond the Expiration Date consummation of the Merger or otherwise prevent or delay beyond the Expiration Date either Parent or Merger Co from performing its material obligations under this Agreement.

           (b) The execution and delivery of this Agreement by each of Parent and Merger Co do not, and the performance of this Agreement by each of Parent and Merger Co and the consummation by each of Parent and Merger Co of the Merger will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental

Authority, except for those consents, approvals, authorizations, or permits or such filings or notifications referred to in Section 3.05(b)(i) through (vi), and such other consents, approvals, authorizations or permits or such filings or notifications, the failure of which to obtain or make would not, individually or in the aggregate, prevent or delay beyond the Expiration Date the consummation of the Merger or otherwise prevent or delay beyond the Expiration Date either Parent or Merger Co from performing its material obligations under this Agreement.

           Section 4.05 ABSENCE OF LITIGATION. As of the date of this Agreement, there is no Action pending or, to the knowledge of Parent and Merger Co, threatened, in writing against either Parent or Merger Co or any of their Affiliates before any Governmental Authority that would or seeks to materially delay or prevent the consummation of the Merger. As of the date of this Agreement, neither Parent nor Merger Co nor any of their Affiliates, including their officers and directors, is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with or continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that, in each case would or seeks to delay or prevent beyond the Expiration Date the consummation of the Merger.

           Section 4.06 OPERATIONS OF MERGER CO. Merger Co was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

           Section 4.07 FINANCING. Parent has and will have at the Effective Time sufficient funds (including pursuant to any existing or committed credit facilities) to enable it to pay the aggregate Merger Consideration and all related fees and expenses (such funds, the "FINANCING"). The Financing will not cause (i) the fair salable value of the assets of the Surviving Corporation to be less than the total amount of its existing liabilities; (ii) the fair salable value of the assets of the Surviving Corporation to be less than the amount that will be required to pay its probable liabilities on its existing debts as they mature; (iii) the Surviving Corporation not to be able to pay its existing debts as they mature; or (iv) the Surviving Corporation to have an unreasonably small capital with which to engage in its business.

           Section 4.08 BROKERS. Except to the extent payable after, and conditioned on, Closing, the Company will not be responsible for any brokerage, finder's or other similar fee or commission to any broker, finder or investment banker in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of either Parent or Merger Co.

           Section 4.09 OWNERSHIP OF COMPANY COMMON STOCK. Except as disclosed in Morgan Stanley's statement on Schedule 13D, as amended, filed with the SEC on or prior to the date hereof, neither Parent nor any of Parent's "Affiliates" or "Associates" directly or indirectly "owns," and at all times during the two-year period prior to the date of this Agreement, neither Parent nor any of Parent's Affiliates directly or indirectly has "owned," beneficially or otherwise, 10% or more of the outstanding Company Common Stock, as those terms are defined in
Section 203 of the DGCL.

                                   ARTICLE V.
                     CONDUCT OF BUSINESS PENDING THE MERGER

           Section 5.01 CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. The Company agrees that, between the date of this Agreement and the Effective Time, except as expressly contemplated by this Agreement or as set forth in
Section 5.01 of the Company Disclosure Schedule, the businesses of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice, and the Company shall, and shall cause each of the Subsidiaries to, use its reasonable best efforts consistent with past practice to preserve substantially intact the business organization of the Company and the Subsidiaries, to preserve the assets and properties of the Company and the Subsidiaries in good repair and condition, to keep available the services of its present officers and employees and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other Persons with which the Company or any Subsidiary has material business relations, in each case in the ordinary course of business and in a manner consistent with past practice. Without limiting the generality of the foregoing, except as contemplated by any other provision of this Agreement or as set forth in Section 5.01 of the Company Disclosure Schedule, the Company agrees that neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned:

           (a) amend or otherwise change the Charter Documents of the Company or the General Partner;

           (b) issue, deliver, sell, transfer, dispose of, pledge or encumber any shares of its capital stock or equity interests, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares of capital stock or equity interests, voting securities or convertible securities, other than (i) the issuance of shares of Company Common Stock issuable pursuant to Company Stock Options and Warrant outstanding on the date hereof and set forth in Section 3.03 of the Company Disclosure Schedule or (ii) the issuance of shares of Company Common Stock or options therefor (A) to newly hired or promoted employees of the Company or any Subsidiary (other than executive officers of the Company) pursuant to the Company Equity Plans in the ordinary course of business consistent with past practice or (B) to any Person in connection with any acquisition by the Company or any Subsidiary made in accordance with Section 5.01(e)(i);

           (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or equity interests, other than scheduled dividends on the Company Preferred Stock, except for dividends by any direct or indirect wholly owned Subsidiary to the Company or any other wholly owned Subsidiary;

           (d) reclassify, combine, split, subdivide or, other than as required by the terms of outstanding Company Stock Options or Restricted Stock Awards, redeem, or purchase or otherwise acquire, directly or indirectly, any capital stock or equity interests of the Company or any Subsidiary;

           (e) (i) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business or business organization or any division or business unit thereof in any other Person, other than the Authorized Acquisition; (ii) incur, guarantee or modify, either individually or in the aggregate, any Indebtedness in excess of $10,000,000 in principal amount outstanding at any time, other than the incurrence of Indebtedness under the Company Credit Facility in the ordinary course of business consistent with past practice; (iii) authorize, or make any commitment with respect to, any capital expenditures which are, in the aggregate, in excess of $10,000,000; (iv) enter into any new line of business; (v) other than in the ordinary course of business and consistent with past practice, make any loans, advances or capital contributions to, or investments in, Persons other than wholly owned Subsidiaries or (vi) sell, lease, license, encumber or otherwise dispose of (by merger, consolidation, sale of stock or assets or otherwise) assets having an aggregate value from the date of this Agreement to the Expiration Date of greater than $10,000,000 (excluding sales of inventory in the ordinary course of business); PROVIDED that, anything in this Section 5.01 to the contrary notwithstanding, neither the Company nor any Subsidiary shall sell, contribute or otherwise directly or indirectly transfer, exchange, or dispose of (A) any Partnership Interests (other than Common Units under the MLP Equity Plan) or any equity interest in the General Partner, (B) the common stock, par value $0.01 per share of Lion Oil Company, an Arkansas corporation, or (C) any assets to TransMontaigne Partners, except for the Authorized Acquisition and except pursuant to the exercise by TransMontaigne Partners of its rights to purchase assets from the Company and its Subsidiaries pursuant to the terms of the Omnibus Agreement;

           (f) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Subsidiary (other than the Merger);

           (g) (i) make any increase in the salary, wages, benefits, bonuses or other compensation payable or to become payable to its current or former officers, except for increases required under employment agreements existing on the date hereof and disclosed to Parent prior to the date hereof; (ii) make any increase in the Company's employee compensation expense in the aggregate other than increases at the time and in amounts consistent with past practice (excluding increases approved by the Company Board prior to the date of this Agreement and that have been previously disclosed to Parent); (iii) enter into any employment, change of control or severance agreement with, or establish, adopt, enter into or amend any Plan, bonus, profit sharing, thrift, stock option, restricted stock, pension, retirement, welfare, deferred compensation, employment, change of control, termination, severance or other benefit plan, agreement, policy or arrangement for the benefit of, any current or former director, officer or employee; (iv) exercise any discretion to accelerate the vesting or payment of any compensation or benefit under any Plan; or (v) take any action to fund the payment of compensation or benefits under any Plan, except (A) in the case of clauses (iii) and (v), in the ordinary course of business, consistent with past practices with respect to employees that are not officers or directors, (B) for the payment of a pro-rated portion of annual cash bonuses for the period from January 1, 2006 through the Effective Time in amounts consistent with past practice, and (C) as may be required by the terms of any such plan, agreement, policy or arrangement in effect on the date hereof or to comply with applicable Law;

           (h) (i) except as required by Law or the Treasury Regulations promulgated under the Code, make any change (or file any such change) in any method of Tax accounting for a material amount of Taxes, (ii) make, change or rescind any material Tax election with respect to the Company or any Subsidiary,
(iii) settle or compromise any material Tax liability or otherwise pay or consent to any material assessment as the result of an audit, without the consent of Parent, (iv) file any amended Tax Return involving a material amount of additional Taxes (except as required by Law), (v) enter into any closing agreement relating to a material amount of Taxes, or (vi) waive or extend the statute of limitations in respect of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), other than, in each case, in the ordinary course of business and consistent with past practice;

           (i) make any change to its methods of accounting in effect as of December 31, 2005, except (i) as required by changes in GAAP or (ii) as may be required by a change in applicable Law;

           (j) write up, write down or write off the book value of any of its assets, other than (i) in the ordinary course of business and consistent with past practice or (ii) as may be required by GAAP;

           (k) enter into any agreement that restricts the ability of the Company or any of its Subsidiaries to engage or compete in any line of business in any respect material to the business of the Company and the Subsidiaries, taken as a whole, or that restricts the ability of any Affiliate of the Company (other than any Subsidiary) to engage or compete in any line of business or in any geographic area;

           (l) other than (i) in the ordinary course of business and on terms not materially adverse to the Company and the Subsidiaries taken as a whole, enter into, amend, modify, cancel or consent to the termination of any Specified Contract or any Contract that would be a Specified Contract if in effect on the date of this Agreement and (ii) any modification to the terms of the Morgan Stanley Agreements that is not subject to cancellation by the Company within six months after the Closing Date;

           (m) enter into, renew or amend in any material respect any transaction, agreement, arrangement or understanding between (i) the Company or any Subsidiaries, on the one hand, and (ii) any Affiliate of the Company (other than any of the Company's Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

           (n) (i) assign, transfer, license or sublicense, mortgage or encumber any material Intellectual Property, except for non-exclusive licenses or non-exclusive sublicenses of Intellectual Property owned by the Company in the ordinary course of business, or (ii) fail to pay any fee, take any action or make any filing reasonably necessary to maintain its ownership of the material Intellectual Property owned by the Company;

           (o) pay, discharge, settle, compromise, commence or satisfy in an amount individually or in the aggregate in excess of $1,000,000 any pending or threatened action, litigation or arbitration, other than (A) pursuant to and on the existing terms of the agreements listed in Section 5.01(o) of the Company Disclosure Schedules and (B) pursuant to court orders entered against the Company listed in Section 5.01(o) of the Company Disclosure Schedules;

           (p) close any of the facilities of the Company or any Subsidiary or discontinue any line of business;

           (q) enter into any contract with a term of more than twelve months that is not terminable by the Company with or without cause and without penalty on 90 days' notice or less, other than the renewal of leases in the ordinary course of business consistent with past practice;

           (r) (i) take any action that would reasonably be likely to prevent or delay beyond the Expiration Date satisfaction of the conditions contained in
Section 7.01 or 7.02 or the consummation of the Merger, or (ii) take any action that would have a Company Material Adverse Effect;

           (s) take or permit any action to be taken that would result in a breach of any representation or warranty in this Agreement (subject to fiduciary obligations under applicable Law); or

           (t) announce an intention, enter into any formal or informal agreement or otherwise make or permit to be made a commitment to do any of the foregoing.

                                   ARTICLE VI.
                              ADDITIONAL AGREEMENTS

           Section 6.01 PROXY STATEMENT; OTHER FILINGS. As promptly as practicable following the date of this Agreement, (a) the Company shall prepare and file with the SEC the preliminary Proxy Statement, and (b) each of the Company, Parent and Merger Co shall, or shall cause their respective Affiliates to, prepare and file with the SEC all other documents that are required to be filed by such party in connection with the transactions contemplated hereby (the "OTHER FILINGS"). Each of the Company, Parent and Merger Co shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement or, to the extent applicable, the Other Filings, or that is customarily included in proxy statements or other filings prepared in connection with transactions of the type contemplated by this Agreement. Each party shall promptly notify the other parties upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the Other Filings and shall provide the other parties with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement or the Other Filings. Each of the Company, Parent and Merger Co shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement or the Other Filings, and the Company shall use its reasonable best efforts to cause the definitive Proxy Statement to be mailed to the Company's stockholders as promptly as reasonably practicable after the date of this Agreement. If at any time prior to the Effective Time, any information relating to the Company, Parent, Merger Co or any of their respective Affiliates, officers or directors, should be discovered by the Company, Parent or Merger Co which should be set forth in an amendment or supplement to the Proxy Statement or the Other Filings, so that the Proxy Statement or the Other

Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed by the Company with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company stockholders as soon as reasonably practicable. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or filing the Other Filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide the other parties an opportunity to review and comment on such document or response and shall include in such document or response comments reasonably proposed by the other party. The Proxy Statement and the Other Filings that are filed by the Company will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

           The Company hereby covenants and agrees that none of the information included or incorporated by reference in the Proxy Statement or in the Other Filings to be made by the Company will, in the case of the Proxy Statement, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders' Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to the Company's stockholders or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Co or any Affiliate of Parent or Merger Co in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein. Parent and Merger Co hereby covenant and agree that none of the information supplied by Parent or Merger Co or any Affiliate of Parent or Merger Co for inclusion or incorporation by reference in the Proxy Statement or the Other Filings will, in the case of the Proxy Statement, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders' Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to the Company's stockholders or, at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No covenant is made by either Parent or Merger Co with respect to statements made or incorporated by reference therein based on information supplied by the Company in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein. All Other Filings that are filed by Parent or Merger Co will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

           Section 6.02 COMPANY STOCKHOLDERS' MEETING. Subject to Sections 6.01 and 6.04, the Company shall duly call, give notice of, convene and hold a meeting of its stockholders (the "COMPANY STOCKHOLDERS' MEETING"), as promptly as practicable after the date of this Agreement, for the purpose of voting upon the adoption of this Agreement. Subject to Section

6.04, (i) the Company Board will recommend to holders of the Shares that they adopt this Agreement and the Company shall include such recommendation in the Proxy Statement and (ii) the Company will use reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and will take all other action necessary or advisable to secure the Stockholder Approval.

           Section 6.03 ACCESS TO INFORMATION; CONFIDENTIALITY; DUE DILIGENCE.

           (a) Except as otherwise prohibited by applicable Law or as would violate any attorney-client privilege (it being understood that the parties shall make appropriate substitute disclosure arrangements to cause such information to be provided in a manner that does not result in such violation), from the date of this Agreement until the Effective Time, the Company shall (and shall cause the Subsidiaries to): (i) provide to Parent and to the officers, directors, employees, accountants, consultants, legal counsel, financing sources, agents and other representatives (collectively, "REPRESENTATIVES") of Parent reasonable access, during normal business hours and upon reasonable prior notice by Parent, to the officers, employees, agents, properties, offices and other facilities of the Company and the Subsidiaries and to the books and records thereof, (ii) furnish promptly to Parent such other information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and the Subsidiaries as Parent or its Representatives may reasonably request, and (iii) furnish to Parent routine updates, in a form to be agreed upon by the parties, on the Company's market positions with respect to risk management activities.

           (b) All information obtained by Parent or its Representatives pursuant to this Section 6.03 shall be kept confidential in accordance with the Confidentiality Agreement, dated October 20, 2005, between Parent and the Company (the "CONFIDENTIALITY AGREEMENT").

           Section 6.04  ACQUISITION PROPOSALS.

           (a) Until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, the Company shall not, nor shall the Company permit any of its Subsidiaries or the officers, directors, employees, representatives or agents of the Company or its Subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information or providing access to its properties, books, records or personnel) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal or (ii) have any discussions or participate in any negotiations regarding an Acquisition Proposal, or execute or enter into any agreement, understanding or arrangement with respect to an Acquisition Proposal, or approve or recommend or propose to approve or recommend an Acquisition Proposal or any agreement, understanding or arrangement relating to an Acquisition Proposal (or resolve or authorize or propose to agree to do any of the foregoing actions) or (iii) other than in connection with the Merger and the Other Transactions, take any action to exempt any Person from the restrictions on "business combinations" contained in Section 203 of the DGCL or otherwise cause such restrictions not to apply or (iv) waive, terminate, modify or fail to enforce any provisions of any Standstill Agreement or similar obligation into which any Person has entered.

           (b) Notwithstanding Section 6.04(a), if, prior to obtaining the Stockholder Approval (i) the Company receives an Acquisition Proposal by any Person, and (ii) the Company Board determines in good faith, (A) after consultation with its financial advisor, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and
(B) after consultation with outside legal counsel, that the failure to take the actions set forth in clauses (x) and (y) below with respect to such Acquisition Proposal could result in a breach of the fiduciary obligations of the members of the Company Board or any applicable Law, the Company may, in response to such Acquisition Proposal, (x) furnish non-public information with respect to the Company to the Person who has made such Acquisition Proposal pursuant to a Confidentiality Agreement on terms substantially similar to and no more favorable to such Person than those contained in the Confidentiality Agreement; and (y) participate in discussions and negotiations regarding such Acquisition Proposal. The Company shall advise Parent orally and in writing of the receipt of any Acquisition Proposal or any inquiry with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal (in each case within one business day of receipt thereof), specifying the material terms and conditions thereof, the identity of the party making such Acquisition Proposal or inquiry, a copy of all written materials provided to the Company or any of its Subsidiaries in connection with any such Acquisition Proposal and a copy of any information provided by the Company to such Person in connection with such Acquisition Proposal that has not previously been provided to Parent. The Company agrees that it and its Subsidiaries will not enter into any Confidentiality Agreement with any Person subsequent to the date hereof which prohibits the Company from providing such information to Parent. The Company shall notify Parent (within one business day) orally and in writing of any material modifications to the financial or other material terms of such Acquisition Proposal or inquiry and shall provide to Parent, within one business day, a copy of all written materials subsequently provided to or by the Company or any Subsidiary in connection with any such Acquisition Proposal. For purposes of this Agreement, "ACQUISITION PROPOSAL" means any proposal or offer from any Person or group (other than Parent and its Affiliates) relating to any direct or indirect acquisition or purchase of 20% or more of the assets of the Company and its Subsidiaries, taken as a whole, or 20% or more of any class of equity securities of the Company then outstanding, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of any class of equity securities of the Company then outstanding, and any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated by this Agreement.

           (c) Except as set forth in Sections 6.04(d), (e) and (f), the Company Board shall not, directly or indirectly, (i) withdraw or modify, or propose publicly to withdraw or modify, or resolve to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Company Board of the Merger, this Agreement, or the Other Transactions; (ii) approve or recommend, or propose publicly to approve or recommend, or resolve to approve or recommend, any Acquisition Proposal (any of the actions referred to in the foregoing clauses (i) and (ii), a "CHANGE IN BOARD RECOMMENDATION"); (iii) approve or recommend or allow the Company or any of its Subsidiaries to enter into any letter of intent, acquisition agreement or any similar agreement or understanding (A) constituting or related to, or that is intended to or could reasonably be expected to lead to, any Acquisition Proposal or (B) requiring it to abandon, terminate or fail to consummate the Merger or any Other Transaction contemplated by this Agreement; or (iv) effect any transaction contemplated by any Acquisition Proposal.

           (d) Notwithstanding Section 6.04(c), the Company Board may, prior to obtaining the Stockholder Approval and only in response to a Superior Proposal received by the Company Board or an independent committee thereof after the date of this Agreement, terminate this Agreement to enter into an agreement with respect to such Superior Proposal (and the Company may (1) exempt such Person from the restrictions on business combinations contained in Section 203 of the DGCL and (2) waive or modify any Standstill Agreement or similar obligation into which such Person has entered), but only if:

           (i) the Company Board shall have first provided prior written notice to Parent that it is prepared to terminate this Agreement to enter into an agreement with respect to a Superior Proposal, which notice shall attach the most current version of any written agreement relating to the transaction that constitutes such Superior Proposal;

           (ii) Parent does not make, within three business days after the receipt of such notice, a binding, written and complete (including any schedules or exhibits) proposal that the Company Board determines in good faith, after consultation with its financial advisor, is at least as favorable to the stockholders of the Company as such Superior Proposal and which, by its terms, may be accepted at any time prior to the later of the end of such three business day period and one full business day after receipt by the Company Board of such notice; and

           (iii) in the event of any termination of this Agreement by the Company pursuant to this paragraph 6.04(d), the Company pays the Termination Fee under Section 8.03(c) concurrently with and as a condition of such termination.

           (e) Notwithstanding Section 6.04(a) or (c), at any time prior to obtaining the Stockholder Approval, if the Company Board or an independent committee thereof has concluded in good faith, following consultation with its outside legal counsel, that the failure of the Company Board to make a Change in Board Recommendation could result in a breach of the fiduciary obligations of the members of the Company Board or any applicable Law, then the Company Board or such independent committee may make a Change in Board Recommendation, but only if:

           (i) the Company Board shall have first provided prior written notice to Parent that it is prepared to make a Change in Board Recommendation, which notice shall include a reasonably detailed explanation of the reasons for such Change in Board Recommendation; and

           (ii) Parent does not make, within three business days (or such shorter period as the Company Board determines in good faith (as set forth in a resolution of the Company Board or a committee of the Company Board), after consultation with legal counsel, is necessary in order to satisfy any applicable requirement of Law) after the receipt of such notice, a binding, written and complete (including any schedules or exhibits) proposal that causes the Company Board to determine in good faith, after consultation with its financial advisor and legal counsel, to refrain from making such Change in Board Recommendation and which, by its terms, may be accepted at any time prior to the later of the end of such three business day period and one full business day after receipt by the Company Board of such notice.

           (f) Nothing contained in this Section 6.04 shall prohibit the Company from complying with Rules 14a-9, 14d-9 or 14e-2 promulgated under the Exchange Act; provided that the Company also complies with its obligations under Section 6.04(d) and (e) to the extent applicable.

           (g) For purposes of this Agreement, "SUPERIOR PROPOSAL" means any bona fide written Acquisition Proposal that (1) relates to an acquisition by a Person or group acting in concert of either of (A) more than 50% of the outstanding Shares pursuant to a tender offer, merger or otherwise or (B) more than 50% of the assets of the Company and the Subsidiaries, taken as a whole,
(2) is on terms that the Company Board determines in its good faith judgment (after consultation with its financial advisor) are more favorable to the Company's stockholders (in their capacities as stockholders) from a financial point of view than this Agreement (taking into account any alterations to this Agreement agreed to by Parent or Merger Co in response thereto) and (3) which the Company Board determines in good faith (after consultation with a financial advisor of nationally recognized reputation and its outside legal counsel) is reasonably capable of being consummated.

           Section 6.05 DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE.

           (a) For a period of six years after the Effective Time, unless otherwise required by applicable Law, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, cause the Charter Documents of the Surviving Corporation and its Subsidiaries to contain provisions no less favorable with respect to the indemnification of and advancement of expenses to directors and officers than are set forth in the Charter Documents of the Company (or the relevant Subsidiary) as in effect on the date hereof. Parent shall, and shall cause the Surviving Corporation to, indemnify and advance expenses to, each present and former director or officer of the Company and each present and former director or officer of each Subsidiary (collectively, the "INDEMNIFIED PARTIES"), in respect of actions, omissions or events through the Effective Time to the fullest extent permitted by Law. Without limiting the generality of the preceding sentence, if any Indemnified Party becomes involved in any actual or threatened action, suit, claim, proceeding or investigation covered by this Section 6.05 after the Effective Time, Parent shall cause the Surviving Corporation to, to the fullest extent permitted by Law, promptly advance to such Indemnified Party his or her legal or other expenses (including the cost of any investigation and preparation incurred in connection therewith).

           (b) The Surviving Corporation shall either (i) cause to be obtained a "tail" insurance policy with a claims period of at least six years from the Effective Time with respect to directors' and officers' liability insurance in amount and scope at least as favorable as the Company's existing policies for claims arising from facts or events that occurred prior to the Effective Time or
(ii) maintain the existing officers' and directors' liability insurance policies maintained by the Company (PROVIDED that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not less favorable to the Indemnified Parties) for a period of six years after the Effective Time so long as the annual premium therefor is not in excess of 250% of the last annual premium paid prior to the date hereof; PROVIDED, HOWEVER, that if the existing officers' and directors' liability insurance policies expire, are terminated or cancelled during such six-year period or require an annual premium in excess of 250% of the current premium paid by the Company for such insurance, the Company will obtain as much coverage as can be obtained for the remainder of such period for a premium not in excess of 250% (on an annualized basis) of such current premium.

           (c) If Parent or the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or shall cease to continue to exist for any reason or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation and the transferee or transferees of such properties and assets, as applicable, shall assume all of the obligations set forth in this
Section 6.05.

           (d) The Indemnified Parties shall be third party beneficiaries of this Section 6.05. The provisions of this Section 6.05 are intended to be for the benefit of each such Indemnified Party, his or her heirs and his or her representatives.

           Section 6.06  EMPLOYEE BENEFITS MATTERS.

           (a) The Surviving Corporation shall honor the terms of all employment agreements and pay or provide the benefits required thereunder in accordance with their terms, recognizing that the consummation of the transactions contemplated hereby will constitute a "change in control" for purposes of any of the employment agreements and Plans that include a definition of "change in control."

           (b) With respect to employees of the Company and the Subsidiaries as of the Effective Time (each, an "EMPLOYEE"), for the period from the Effective Time to the first anniversary of the Effective Time, or such earlier date on which any Employee's employment is terminated (except with respect to any benefits payable upon or after termination of employment), the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, provide salary, discretionary bonus and employee benefits (other than (i) equity-based compensation, (ii) those benefits listed in Section 6.06 of the Company Disclosure Schedule as terminating at the Effective Time, and (iii) any employee welfare or benefit Plan that is not listed in Section 3.11 of the Company Disclosure Schedule) that are no less favorable in the aggregate than those provided to such Employees immediately prior to the Effective Time. From and after the Effective Time, the Surviving Corporation and its subsidiaries shall, and Parent shall cause the Surviving Corporation and its subsidiaries to, honor in accordance with their terms (including, without limitation, terms which provide for amendment or termination), all contracts, agreements, arrangements, policies, plans and commitments of the Company and the Subsidiaries as in effect immediately prior to the Effective Time that are applicable to any current or former employees or directors of the Company or any Subsidiary. Nothing herein shall be deemed to change the "at will" employment status of any Employee or otherwise be a guarantee of employment for any Employee, or to restrict the right of the Surviving Corporation to terminate any Employee.

           (c) Employees shall, to the extent permitted by the applicable Law, receive credit for service accrued or deemed accrued prior to the Effective Time for all purposes (including for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits, but excluding benefit accruals under any defined benefit pension plan) under any employee benefit plan, program or arrangement established or maintained by Parent, the Surviving Corporation or any of their respective subsidiaries under which each Employee may be eligible to participate on or after the Effective Time, to the same extent recognized by the Company or any of the Subsidiaries under comparable Plans immediately prior to the Effective Time; PROVIDED, HOWEVER, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

           (d) With respect to the welfare benefit plans, programs and arrangements maintained, sponsored or contributed to by Parent or the Surviving Corporation ("PURCHASER WELFARE BENEFIT PLANS") in which an Employee may be eligible to participate on or after the Effective Time, Parent shall, to the extent permitted by applicable Law (i) waive, or use reasonable best efforts to cause its insurance carrier to waive, all limitations as to preexisting and at-work conditions, if any, with respect to participation and coverage requirements applicable to each active Employee under any Purchaser Welfare Benefit Plan to the same extent waived under a comparable Plan and (ii) make reasonable best efforts to cause any eligible expenses incurred by any Employee and his or her covered dependents to be taken into account under the Purchaser Welfare Benefit Plans for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Employee and his or her dependents as if such amounts had been paid in accordance with the Purchaser Welfare Benefit Plans.

           (e) Nothing in this Section 6.06, expressed or implied, shall be construed to prevent Parent or any subsidiary of Parent (including, after the Effective Time, the Surviving Corporation) from terminating or modifying to any extent or in any respect any benefit plan that Parent or any subsidiary of Parent (including, after the Effective Time, the Surviving Corporation) may establish or maintain; PROVIDED that appropriate provision is made to comply with the provisions of this Section 6.06. Nothing in this Section 6.06 is intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

           Section 6.07 NOTIFICATION OF CERTAIN MATTERS. Subject to applicable Law and the instructions of any Governmental Authority, each of the Company and Parent shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third Person and/or any Governmental Authority with respect to the Merger and the Other Transactions contemplated by this Agreement. Between the date hereof and the Effective Time, (i) the Company shall promptly notify Parent in writing of any breach of any representation, warranty or covenant of the Company contained herein or the failure of any representation or warranty of the Company contained herein to remain accurate (other than any such representation or warranty that expressly spoke only as of the date of this Agreement or as a result of any transaction permitted by Section 5.01 or in accordance with
Article VI of this

Agreement), (ii) Parent will promptly notify the Company in writing of any breach of any representation, warranty or covenant of Parent or Merger Co contained herein or the failure of any representation or warranty of Parent or Merger Co contained herein to remain accurate (other than any such representation or warranty that expressly spoke only as of the date of this Agreement or as a result of any transaction in accordance with Article VI of this Agreement), and (iii) the Company will notify Parent in writing and Parent will notify the Company in writing of any communication received (A) from any Person alleging a consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or (B) from any Governmental Authority in connection with the transactions contemplated by this Agreement.

           Section 6.08 FINANCING. The Company agrees to provide, and shall cause the Subsidiaries and its and their Representatives to provide, such cooperation (including with respect to timeliness) in connection with the arrangement of the Financing as may be reasonably requested by Parent (PROVIDED that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Subsidiaries), including (i) participation in meetings, drafting sessions and due diligence sessions, (ii) furnishing Parent and its financing sources with financial and other pertinent information regarding the Company and its Subsidiaries, and the General Partner, TransMontaigne Partners, and the MLP Subsidiaries, as may be reasonably requested by Parent, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act and of type and form customarily included in private placements under Rule 144A of the Securities Act to consummate the offering of secured or unsecured senior or senior subordinated notes, (iii) assisting Parent and its financing sources in the preparation of (A) offering documents for any of the Financing and (B) materials for rating agency presentations, (iv) cooperating with the marketing efforts of Parent and its financing sources for any of the Financing, (v) providing and executing documents as may be reasonably requested by Parent, including a certificate of the chief financial officer of the Company with respect to solvency matters, consents of accountants for use of their reports in any materials relating to the Financing and revocable notices of redemption of debt, (vi) facilitating the pledging of collateral, and (vii) using reasonable best efforts to obtain legal opinions, accountants' comfort letters, surveys and title insurance as reasonably requested by Parent. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or the Subsidiaries in connection with such cooperation.

           Section 6.09 FURTHER ACTION; REASONABLE BEST EFFORTS; NOTICE OF CERTAIN EVENTS.

           (a) Upon the terms and subject to the conditions of this Agreement, subject to Sections 6.09(b) and (c), each of the Company, Parent and Merger Co agrees to use its reasonable best efforts to effect the consummation of the Merger as soon as practicable after the date hereof. Without limiting the foregoing, (i) each of the Company, Parent and Merger Co agrees to use its reasonable best efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed on itself with respect to the Merger (which actions shall include furnishing all information required under the HSR Act, as provided in Section 6.09(b) below, and in connection with approvals of or filings with any other Governmental Authority) and shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger, (ii) each of the Company, Parent and Merger Co shall, and shall cause its subsidiaries to, use its or their reasonable best efforts to obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Authority or other public or private third Person required to be obtained or made by Parent, Merger Co, the Company or any of their subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement, and (iii) each of the Company, Parent and Merger Co shall, and shall cause its subsidiaries to, use its reasonable best efforts to cause the conditions set forth in Section 7.01(b) and 7.03(d) to be satisfied. The Company, Parent and Merger Co each hereby agree promptly (and in any event within three business days) to notify each other party hereto of any event, circumstance or condition of which the Company, Parent or Merger Co becomes aware that could reasonably be expected to constitute or give rise to a material breach of any representation or warranty, covenant or condition contained in this Agreement.

           (b) Without limiting the generality of the foregoing:

           (i) Each party agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable following the date of this Agreement and to supply promptly any additional information and documentary material (a "SECOND REQUEST") that may be requested pursuant to the HSR Act. In the event a Second Request is made, the Expiration Date shall automatically be extended until December 31, 2006.

           (ii) Parent, Merger Co and the Company shall:

                (A) take promptly any or all of the following actions to the extent necessary to eliminate any concerns on the part of any Governmental Authority with jurisdiction over the enforcement, of any applicable antitrust Law ("GOVERNMENT ANTITRUST AUTHORITY") regarding the legality under any antitrust Law of the Merger: entering into negotiations, providing information, making proposals, entering into and performing agreements or submitting to judicial or administrative orders, or selling or otherwise disposing of, or holding separate (through the establishment of a trust or otherwise), particular assets or categories of assets, or businesses, of (1) the Parent and Merger Co or any of their subsidiaries (which for purposes of this Section 6.09 shall only be deemed to include an entity in which Parent owns, directly or indirectly, 50% or more of the voting securities or equity of such entity) or (2) the Company and its Subsidiaries;

                (B) use their reasonable best efforts to prevent the entry in a judicial or administrative proceeding brought under any antitrust Law by any Government Antitrust Authority of any permanent or preliminary injunction or other order that would make consummation of the Merger in accordance with the terms of this Agreement unlawful or that would prevent or delay such consummation;

                (C) take promptly, in the event that such an injunction or order has been issued in such a proceeding, any and all steps, including, without limitation, the appeal thereof, the posting of a bond or the other steps contemplated by clause (A) above, necessary to vacate, modify or suspend such injunction or order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement; and

                (D) take promptly all other actions and do all other things necessary and proper to avoid or eliminate each and every impediment under any antitrust Law that may be asserted by any Government Antitrust Authority or any other party to the consummation of the Merger by Parent and Merger Co in accordance with the terms of this Agreement.

           (iii) Notwithstanding anything to the contrary set forth in this
     Section 6.09(b), none of Parent, Merger Co nor the Company (nor any Affiliate of the foregoing) shall be required (A) to agree to or make any divestiture of shares of capital stock or of any business, assets or property of, Parent, Merger Co or the Company, or any of their respective subsidiaries or Affiliates, if, as a result of such request, the aggregate fair market value of the shares of capital stock or of any business, assets or property required to be divested or held separate by Parent, Merger Co and their subsidiaries or Affiliates, on the one hand, or by the Company and its Subsidiaries or Affiliates, on the other hand, would exceed $5,000,000; or (B) take any of the actions described in subsections (A) through (D) of Section 6.09(b)(ii), if to do so would, in the reasonable, good faith judgment of the board of directors of Parent, have a material adverse effect upon the business plans of Parent for the conduct of the business after the Closing of (x) the Surviving Corporation and its Subsidiaries, taken as a whole; (y) TransMontaigne Partners and the MLP Subsidiaries, taken as a whole; and/or (z) Morgan Stanley and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole. If after complying with all of the terms of this Section 6.09, Parent, Merger Co or any of their Subsidiaries or Affiliates would be required to agree to or take any action referred to in, or having the effect referred to in, clauses (A) or (B) of this Section 6.09(b)(iii), Parent shall have the option of terminating this Agreement upon a final determination by the Government Antitrust Authority that taking or agreeing to take such action is required in order to consummate the Merger.

           (c) Notwithstanding anything to the contrary set forth in this
Section 6.09, neither Parent nor Merger Co, nor any of their respective Affiliates, shall be required to take any action that, in the opinion of Parent after consultation with outside counsel, is reasonably likely to cause Morgan Stanley or any of its subsidiaries or Affiliates, other than persons so subject as of the date hereof, to be subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act or otherwise be required to file periodic reports under the Exchange Act.

           (d) Prior to the Closing, at the written request of Parent, the Company shall commence a tender offer and consent solicitation with respect to any or all of the Notes in accordance with the written terms and conditions provided by Parent to the Company and applicable Law (collectively, the "DEBT TENDER"). Unless otherwise agreed by the Company in writing, the Debt Tender shall not be required to close on or prior to the Closing. In the event this Agreement is terminated by either party pursuant to Article VIII, then Parent shall promptly reimburse the Company for any reasonable out-of-pocket costs, fees and expenses incurred by the Company (including reasonable fees and expenses incurred by counsel and financial advisers to the Company and any other third parties engaged by the Company with the consent of Parent) in connection with the Debt Tenders and shall indemnify the Company and its officers, directors, employees, agents and other representatives (collectively, the "INDEMNITEES") for any other liabilities incurred by the Company and the indemnitees in connection with the Debt Tender except for liabilities resulting from actions taken, or failed to be taken, by the Company or the indemnitees that are contrary to the written instructions of the Parent.

           Section 6.10 PUBLIC ANNOUNCEMENTS. The initial press release relating to this Agreement shall be a press release issued jointly by the parties, or separate press releases issued by each party, in either case the text of which has been agreed to by each of Parent and the Company. Thereafter, each of Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger, except to the extent public disclosure is required by applicable Law or the requirements of the NYSE, in which case the issuing party shall use its reasonable best efforts to consult with the other party before issuing any such release or making any such public statement.

           Section 6.11 RESIGNATIONS. The Company shall use its reasonable best efforts to obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation, effective as of the Effective Time, of those directors of the Company or any Subsidiary designated by Parent to the Company in writing at least ten business days prior to the Closing.

           Section 6.12 GUARANTEE OF PERFORMANCE. Parent hereby unconditionally guarantees the full and timely performance by Parent and Merger Co of each of their obligations under this Agreement.

           Section 6.13 TAKEOVER STATUTES. If any of the limitations on business combinations contained in any restrictive provision of any "fair price," "moratorium," "control share acquisition," "interested stockholder" or other similar anti-takeover statute or regulation (including, without limitation, Section 203 of the Delaware Law to the extent applicable) ("TAKEOVER STATUTE") is or may become applicable to the Merger or the other transactions contemplated by this Agreement or the parties hereto, the Company and the Company Board shall grant all approvals and take all actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate the effects of such Takeover Statute on such transactions.

           Section 6.14  SEMGROUP AGREEMENT TERMINATION FEE.

           (a) As soon as practicable following the valid execution and delivery of this Agreement by the Company, Parent will pay to the order of the Company $7,500,000. Notwithstanding anything to the contrary in this Agreement, and except as set forth in paragraph (b) below, immediately upon termination of this Agreement, the Company shall pay to Parent $7,500,000 (the "Reimbursement"). All payments made pursuant to this Section 6.14 shall be made by wire transfer of immediately available funds to an account designated in writing by the recipient. Any payment pursuant to this paragraph shall be in addition to and without prejudice to any provision for payment under Article VIII.

           (b) Parent shall not be entitled to receive the Reimbursement in the event that either (i) (A) this Agreement is terminated pursuant to Section 8.01(i), and (B) the Company has complied in all material respects with its obligations pursuant to Sections 6.09(a) and (b), or (ii) the Company terminates this Agreement pursuant to Section 8.01(e).

                                  ARTICLE VII.
                            CONDITIONS TO THE MERGER

           Section 7.01 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of the Company, Parent and Merger Co to consummate the Merger are subject to the satisfaction or waiver in writing (where permissible) as of the Closing of the following conditions:

           (a) COMPANY STOCKHOLDER APPROVAL. This Agreement shall have been adopted by the requisite affirmative vote of the stockholders of the Company in accordance with the DGCL and the Company's Charter Documents.

           (b) REDEMPTION OF NOTES. Provision shall have been made with respect to the Company's outstanding 9 1/8% Series B Senior Subordinated Notes due 2010 (the "NOTES") to either: (a) redeem in whole all such Notes, pursuant to the terms and conditions set forth therein, it being understood that the Company shall have no obligation to call the Notes or otherwise fund a defeasance trust until the Closing has occurred; or (b) amend the terms and conditions of such Notes to permit them to remain outstanding following the Closing of the Merger.

           (c) ANTITRUST APPROVALS AND WAITING PERIOD. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under applicable United States antitrust Law, including the HSR Act, shall have expired or been terminated, and any approvals required thereunder shall have been obtained.

           (d) NO ORDER. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger.

           (e) GOVERNMENTAL CONSENTS. Any other approval of any Governmental Authority or waiting periods under any applicable Law shall have been obtained or have expired (without the imposition of any material condition) if the failure to obtain any such approval or the failure of any such waiting period to expire would constitute a Company Material Adverse Effect.

           (f) TRANSMONTAIGNE PARTNERS CREDIT FACILITY. Appropriate provision shall have been made pursuant to the Financing (or Parent shall have otherwise provided) to replace the existing TransMontaigne Partners Credit Facility on terms reasonably acceptable to the General Partner.

           Section 7.02 CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER CO. The obligations of Parent and Merger Co to consummate the Merger are subject to the satisfaction or waiver in writing (where permissible) as of the Closing of the following additional conditions:

           (a) REPRESENTATIONS AND WARRANTIES.

           (i) The representations and warranties of the Company set forth in
     Section 3.03 and Section 3.04 shall be true and correct in all respects as of the Closing Date as though made on and as of such date (except (A) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (B) to the extent of any change resulting from the Company's compliance with, or actions authorized by, Section 5.01); and

           (ii) The other representations and warranties of the Company set forth in this Agreement shall be true and correct (disregarding any Company Material Adverse Effect, materiality or similar qualifiers therein) as of the Closing Date as though made on and as of such date (except (A) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct (disregarding any Company Material Adverse Effect, materially or similar qualifiers) as of such earlier date and (B) to the extent of any change resulting from the Company's compliance with, or actions authorized by, Section 5.01); PROVIDED, HOWEVER, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.02(a)(ii) shall be deemed to have been satisfied even if the representations and warranties of the Company are not so true and correct, unless the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

           (b) AGREEMENTS AND COVENANTS. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

           (c) OFFICER'S CERTIFICATE. The Company shall have delivered to each of Parent and Merger Co a certificate, dated the date of the Closing, signed by an officer on behalf of the Company and certifying as to the satisfaction of the conditions specified in Sections 7.02(a) and 7.02(b).

           (d) NO COMPANY MATERIAL ADVERSE EFFECT. Since the date of this Agreement, there shall not have occurred and continue to be in effect any event, circumstance or condition that has resulted in, or would reasonably be expected to result in, any Company Material Adverse Effect.

           (e) FIRPTA AFFIDAVIT. Prior to the Closing on the Closing Date, the Company shall cause to be delivered to Parent an executed affidavit, in accordance with Treasury Regulation Section 1.897-2(h)(2), certifying that an interest in the Company is not a U.S. real property interest within the meaning of Section 897(c) of the Code and sets forth the Company's name, address and taxpayer identification number.

           (f) APPRAISAL RIGHTS. The aggregate number of shares of Company Common Stock immediately prior to the Effective Time, the holders of which have properly demanded, and are entitled to, appraisal of their shares from the Company in accordance with the provisions of Section 262 of the DGCL, shall not exceed 15% of the sum of (i) the total number of shares of Company Common Stock outstanding as of the record date for the Company Stockholder's Meeting, plus (ii) the total number of shares of Company Common Stock issuable upon conversion of the Company Preferred Stock outstanding as of the record date for the Company Stockholder's Meeting.

           Section 7.03 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver in writing (where permissible) as of the Closing of the following additional conditions:

           (a) REPRESENTATIONS AND WARRANTIES.

           (i) The representations and warranties of Parent and Merger Co set forth in Section 4.03 shall be true and correct in all respects as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and

           (ii) The other representations and warranties of Parent and Merger Co set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); PROVIDED, HOWEVER, that notwithstanding anything herein to the contrary, the condition set forth in this 7.03(a)(ii) shall be deemed to have been satisfied even if any representations and warranties of Parent and Merger Co are not so true and correct, unless the failure of such representations and warranties of Parent and Merger Co to be so true and correct, individually or in the aggregate, would prevent the consummation of the Merger or prevent Parent or Merger Co from performing its obligations under this Agreement.

           (b) AGREEMENTS AND COVENANTS. Merger Co shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

           (c) OFFICER'S CERTIFICATE. Merger Co shall have delivered to the Company a certificate, dated the date of the Closing, signed by an officer on behalf of Merger Co, certifying as to the satisfaction of the conditions specified in Sections 7.03(a) and 7.03(b).

           (d) The Company shall be satisfied in its reasonable discretion that the deposit required by Section 2.02(a) will be made contemporaneously with the Closing.

                                  ARTICLE VIII.
                        TERMINATION, AMENDMENT AND WAIVER

           Section 8.01 TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party or parties, notwithstanding any requisite adoption of this Agreement by the stockholders of the Company, and whether before or after the stockholders of the Company have approved this Agreement at the Company Stockholders' Meeting, as follows (the date of any termination of this Agreement, the "TERMINATION DATE"):

           (a) by mutual written consent of Parent and the Company;

           (b) by either Parent or the Company if the Effective Time shall not have occurred on or before the Expiration Date; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to the party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

           (c) by either Parent or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling or taken any other action (including the failure to have taken an action) which, in either such case, has become final and non-appealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;

           (d) by Parent if (i) any of the representations and warranties of the Company herein are or become untrue or inaccurate such that Section 7.02(a) would not be satisfied, or (ii) there has been a breach on the part of the Company of any of its covenants or agreements herein such that Section 7.02(b) would not be satisfied, and, in either such case, (A) such breach has not been, or cannot be, cured within 30 days after notice to the Company (but in no event later than the Expiration Date), and (B) at the time of such termination the conditions in Sections 7.03(a) and (b) would be satisfied if the Closing otherwise were to occur on such date;

           (e) by the Company if (i) any of the representations and warranties of either Parent or Merger Co herein are or become untrue or inaccurate such that Section 7.03(a) would not be satisfied, or (ii) there has been a breach on the part of either Parent or Merger Co of any of its covenants or agreements herein such that Section 7.03(b) would not be satisfied, and, in either such case, (A) such breach has not been, or cannot be, cured within 30 days after notice to Parent or Merger Co, as applicable (but in no event later than the Expiration Date), and (B) at the time of such termination the conditions in Sections 7.02(a) and (b) would be satisfied if the Closing otherwise were to occur on such date;

           (f) by either Parent or the Company if this Agreement shall fail to receive the Stockholder Approval at the Company Stockholders' Meeting;

           (g) by Parent if the Company Board or an independent committee of the Company Board shall have (i) effected a Change in Board Recommendation, or (ii) taken any position contemplated by Rule 14e-2(a) of the Exchange Act with respect to any Acquisition Proposal other than recommending rejection of such Acquisition Proposal;

           (h) by the Company pursuant to and in accordance with the terms of
Section 6.04(d) or following a Change in Board Recommendation pursuant to
Section 6.04(e), but only if the Company pays the Termination Fee under Section 8.03(c) concurrently and as a condition to such termination; or

           (i) by either the Parent or the Company if such party is not then in violation of Section 6.09(b) and a Government Antitrust Authority has entered a final order not subject to further appeal requiring either or both of the actions in Section 6.09(b)(iii)(A) or (B) by such party as a condition to the Closing of the Merger.

           Section 8.02 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto (except that the provisions of Section 6.03(b), Section 6.14, this Section 8.02, Section 8.03 and Article IX shall survive any such termination); PROVIDED, HOWEVER, that nothing herein shall relieve any party from liability for any willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.

           Section 8.03 FEES AND EXPENSES. Except as otherwise expressly set forth in this Agreement, all Expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated. "EXPENSES," as used in this Agreement, shall include all reasonable out-of-pocket documented expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf (or, with respect to Parent and Merger Co, incurred by their stockholders or on their behalf) in connection with or related to the transactions contemplated hereby, including the authorization, preparation, negotiation, execution and performance of this Agreement, the Commitment Letters and the other transactions contemplated hereby or thereby (including the Financing), the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder approval, Financing and all other matters related to the closing of the Merger.

           (a) The Company agrees that if this Agreement shall be terminated by Parent or the Company pursuant to Section 8.01(f), if (A) at or prior to the Company Stockholders' Meeting, a Person or group shall have made a bona fide Acquisition Proposal, or amended an Acquisition Proposal made prior to the date of this Agreement, to the Company or the stockholders of the Company and such Acquisition Proposal is not withdrawn prior to such meeting and (B) no later than 12 months after the Termination Date, a transaction in respect of an Acquisition Proposal is consummated or the Company enters into, or submits to the stockholders of the Company for adoption, an agreement with respect to an Acquisition Proposal, then the Company will pay to Parent, on the date of the consummation of the transaction in respect of such Acquisition Proposal, the Termination Fee in immediately available funds, as directed by Parent in writing, PROVIDED, that for the purpose of this Section 8.03(a), all references to "20%" in the definition of Acquisition Proposal shall be changed to "50%".

           (b) The Company agrees that if this Agreement shall be terminated by Parent pursuant to Section 8.01(g) within 10 days of the initial Change in Board Recommendation pursuant to Section 6.04(e) or the taking of a position specified in Section 8.01(g)(ii), as applicable, then the Company shall pay the Termination Fee to Parent on the Termination Date, in immediately available funds, as directed by Parent in writing.

           (c) The Company agrees that if this Agreement shall be terminated by the Company pursuant to Section 8.01(h), then the Company shall pay the Termination Fee to Parent on the Termination Date, in immediately available funds, as directed by Parent in writing.

           (d) Parent agrees that, if the Company shall terminate this Agreement pursuant to Section 8.01(e), Parent shall pay to the Company an amount equal to 50% of the Termination Fee, in immediately available funds, no later than two business days after such termination by the Company.

           (e) For purposes of this Agreement, "TERMINATION FEE" means an amount equal to $15,000,000.

           (f) Each of the Company and Parent acknowledges that the agreements contained in this Section 8.03 and Section 6.14 are an integral part of the transactions contemplated by this Agreement. In the event that Parent or the Company shall fail to pay the Termination Fee or amounts due pursuant to Section
6.14 when due, the Company or Parent, as appropriate, shall reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such party (including reasonable fees and expenses of counsel) in connection with the collection under and the enforcement of this Section 8.03 and Section 6.14, as applicable. Payments pursuant to this Section 8.03 and Section 6.14 shall be in addition to any rights or remedies that any party may otherwise have under Law or the terms of this Agreement.

           (g) Notwithstanding anything to the contrary in this Agreement, the provision for, or payment of, any Termination Fee or the Reimbursement shall not limit any party's liability for damages for a willful breach of this Agreement.

           Section 8.04 AMENDMENT. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; PROVIDED, HOWEVER, that, after the adoption of this Agreement by the stockholders of the Company, no amendment shall be made except as allowed under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

           Section 8.05 WAIVER. Any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                   ARTICLE IX.
                               GENERAL PROVISIONS

           Section 9.01 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

           Section 9.02 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth business day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by facsimile transmission, when transmitted and receipt is confirmed. All notices under Section 6.04 or Article VIII shall be delivered by courier and facsimile transmission to the respective parties at the addresses provided in accordance with this Section 9.02. All notices hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

           if to Parent or Merger Co:

                Morgan Stanley Capital Group, Inc.
                2000 Westchester Avenue, Floor 01
                Purchase, NY 10577
                Attn:  William F. McCoy, Secretary

           with a copy to:

                Wachtell, Lipton, Rosen & Katz
                51 West 52nd Street
                New York, NY 10019
                Attn:  David M. Silk, Esq.
                       Mitchell S. Presser, Esq.

           if to the Company:

                TransMontaigne Inc.
                1670 Broadway, Suite 3100
                Denver, CO 80202
                (303) 626-8200
                Attention:  Donald H. Anderson, Chief Executive Officer

           with a copy to:

                Morrison & Foerster LLP
                5200 Republic Plaza
                370 Seventeenth Street
                Denver, CO 80202
                (303) 592-1500
                Attention:  Whitney Holmes, Esq.

           Section 9.03  CERTAIN DEFINITIONS.

           (a) For purposes of this Agreement:

           "AFFILIATE" of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

           "AUTHORIZED ACQUISITION" shall have the meaning set forth in Section
5.01 of the Company Disclosure Schedule.

           "BENEFICIAL OWNER," with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

           "BUSINESS DAY" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York.

           "CHARTER DOCUMENTS" mean the certificate of incorporation and by-laws of a corporation, limited liability company agreement and/or operating agreement of a limited liability company, partnership agreement of a partnership and any analogous constitutive or governing documents of other forms of entities.

           "COMMON UNITS" has the meaning set forth in the TransMontaigne Partners Partnership Agreement.

           "COMPANY CREDIT FACILITY" means the Amended and Restated Senior Working Capital Credit Facility, dated May 27, 2005, as amended, by and among the Company, each of the lenders party thereto, JPMorgan Chase Bank, N.A. and UBS AG, Stamford Branch, as syndication agents, Societe Generale, New York Branch and Wells Fargo Foothill, LLC, as the documentation agents, and Wachovia Bank, National Association, as agent.

           "COMPANY DISCLOSURE SCHEDULE" means the disclosure schedule delivered by the Company to Parent and Merger Co concurrently with execution and delivery of this Agreement.

           "COMPANY MATERIAL ADVERSE EFFECT" means (A) a TransMontaigne Partners Material Adverse Effect, or (B) any event, circumstance, development, change or effect that, either individually or in the aggregate, is or would be materially adverse to the business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole (it being understood that for these purposes, the Company and its Subsidiaries includes the value of TransMontaigne Partners, the General Partner, and the MLP Subsidiaries to the extent owned by the Company and any of its subsidiaries); PROVIDED that none of the following shall constitute, or shall be considered in determining whether there has occurred a Company Material Adverse Effect: (i) any event, circumstance, development, change or effect (including any litigation) resulting from the announcement of the execution of this Agreement or the consummation of the transactions contemplated hereby, except as would breach any of the Company's representations or warranties herein but for the application of this clause (i), (ii) changes in the national or world economy or financial markets as a whole, changes or fluctuations in commodity markets that affect the industries in which the Company and its Subsidiaries conduct their business or changes in general economic conditions that affect the industries in which the Company and its Subsidiaries conduct their business, so long as such changes, fluctuations or conditions do not adversely affect the Company or its Subsidiaries in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate, (iii) any change in any applicable Law, rule or regulation or GAAP or interpretation thereof after the date hereof, (iv) any failure by the Company to meet any published or internally prepared estimates of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing, or (v) a decline in the price of the Company Common Stock on the NYSE (it being understood that for purposes of clauses (iv) and (v) of this definition the facts and circumstances giving rise to any such matters may be deemed to constitute and may be taken into account in determining whether there has been a Company Material Adverse Effect if such facts and circumstances are not otherwise included in clauses (i)-(iii) of this definition).

           "CONTROL" (including the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

           "ENVIRONMENTAL LAWS" means all foreign, federal, state, or local statutes, common law, regulations, ordinances, codes, orders or decrees relating to the protection of the environment, including the ambient air, soil, surface water or groundwater, or relating to the protection of human health from exposure to Materials of Environmental Concern.

           "ENVIRONMENTAL PERMITS" means all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

           "EXPIRATION DATE" means August 31, 2006 or, if extended pursuant to
Section 6.09(b)(i), December 31, 2006; PROVIDED, HOWEVER, that if the Company Stockholders' Meeting has not been held or the vote on this Agreement and the related transactions has not been completed at least 15 business days prior to the Expiration Date, the Company shall have no right to terminate this Agreement due to the Expiration Date having occurred until 15 business days after such Company Stockholders' Meeting is held and such vote completed.

           "GENERAL PARTNER" means TransMontaigne GP L.L.C., a Delaware limited liability company.

           "GENERAL PARTNER INTEREST" has the meaning set forth in the TransMontaigne Partners Partnership Agreement.

           "INCENTIVE DISTRIBUTION RIGHTS" has the meaning set forth in the TransMontaigne Partners Partnership Agreement.

           "INDEBTEDNESS" means (i) indebtedness of the Company or any of its Subsidiaries for borrowed money (including the aggregate principal amount thereof, the aggregate amount of any accrued but unpaid interest thereon and any prepayment penalties or other similar amounts payable in connection with the repayment thereof on or prior to the Closing
Date), (ii) obligations of the Company or any of its Subsidiaries evidenced by bonds, notes, debentures, letters of credit or similar instruments and (iii) all obligations of any of the Company or any of its Subsidiaries to guarantee any of the foregoing types of obligations on behalf of any Person other than the Company or any of its Subsidiaries.

           "INTELLECTUAL PROPERTY" means all patents and patent applications, brand names, brand marks, fictitious names, trademarks, trademark registrations and applications, service marks, service mark registrations and applications, logos, designs, slogans and general intangibles of like nature, together with all goodwill related to the foregoing; trade names, copyrights, copyright registrations and applications; computer programs; technology, trade secrets, know-how, confidential information, proprietary processes and formulae.

           "KNOWLEDGE OF THE COMPANY" or "COMPANY'S KNOWLEDGE" means the actual knowledge of the following executive officers of the Company: Donald
H. Anderson, William S. Dickey, Randall J. Larson, Frederick W. Boutin and Erik B. Carlson.

           "LIENS" means any pledges, claims, liens, charges, encumbrances, options to purchase or lease or otherwise acquire any interest, conditional sales agreement, restriction (whether on voting, sale, transfer, disposition or otherwise) and security interests of any kind or nature whatsoever.

           "MATERIALS OF ENVIRONMENTAL CONCERN" means: (i) any hazardous, acutely hazardous, or toxic substance or waste defined or regulated as such under Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act and the federal Resource Conservation and Recovery Act; (ii) petroleum, asbestos, lead, polychlorinated biphenyls, radon, or toxic mold; or (iii) any other substance the exposure to which would reasonably be expected, because of hazardous or toxic qualities, to result in liability under applicable Environmental Laws.

           "MERGER CONSIDERATION" means the Preferred Merger Consideration and the Common Merger Consideration.

           "MLP EQUITY PLAN" means the TransMontaigne Services Inc. Long-Term Incentive Plan.

           "MLP SUBSIDIARY" means each subsidiary of TransMontaigne Partners.

           "MORGAN STANLEY AGREEMENTS" means the Product Supply Agreement, dated November 4, 2004, together with the other agreements contemplated thereby, in each case as amended and as more fully described in Section 3.18 of the Company Disclosure Schedule.

           "OMNIBUS AGREEMENT" means the Omnibus Agreement, as amended, between the Company, TransMontaigne Partners, the General Partner, TransMontaigne Operating GP L.L.C. and TransMontaigne Operating Company L.P., as amended on October 31, 2005 and January 1, 2006.

           "PARTNERSHIP INTERESTS" has the meaning set forth in the TransMontaigne Partners Partnership Agreement.

           "PERSON" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, Person (including a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

           "PREFERRED MERGER CONSIDERATION" means an amount per share of Company Preferred Stock equal to $1590.91.

           "PREFERRED TRANSMITTAL LETTER" means the transmittal letter in customary form reasonably acceptable to the Company and Merger Co, to be distributed by the Paying Agent to the holders of the Company Preferred Stock as set forth in Section 2.02(c) of this Agreement.

           "SEMGROUP AGREEMENT" means that certain Agreement and Plan of Merger, dated as of March 27, 2006, by and among SemGroup, L.P., SemGroup Subsidiary Holding, L.L.C., TMG Acquisition Company and the Company.

           "STANDSTILL AGREEMENT" means any Contract pursuant to which a Person has agreed to restrict its ability to commence a proxy fight or consent solicitation with respect to the holders of Company Common Stock or to acquire shares of the Company Common Stock by tender offer or otherwise.

           "SUBORDINATED UNITS" has the meaning set forth in the TransMontaigne Partners Partnership Agreement.

           "SUBSIDIARY" means (i) solely with respect to the representations and warranties of the Company contained in Article III hereof and except as otherwise expressly excluded from a specific representation, warranty, covenant, definition or other provision contained therein, each subsidiary of the Company, which includes the General Partner, TransMontaigne Partners and each MLP Subsidiary, and (ii) with respect to all of the other representations and warranties, covenants and provisions of this Agreement, each subsidiary of the Company other than the General Partner, TransMontaigne Partners and each MLP Subsidiary, except to the extent the General Partner, TransMontaigne Partners or an MLP Subsidiary is expressly identified by name and included in a specific provision.

           "SUBSIDIARY" or "SUBSIDIARIES" of any Person means each other Person controlled by such Person, directly or indirectly, through one or more intermediaries, and, without limiting the foregoing, includes any entity in respect of which such Person, directly or indirectly, beneficially owns 50% or more of the voting securities or equity.

           "TAX" or "TAXES" means any and all federal, state, local and foreign income, gross receipts, payroll, employment, excise, stamp, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum, estimated, or other taxes (together with interest, penalties and additions to tax imposed with respect thereto) imposed by any Governmental Authority.

           "TAX RETURNS" means returns, declarations, claims for refund, or information returns or statements, reports and forms relating to Taxes filed or required to be filed with any Governmental Authority (including any schedule or attachment thereto) with respect to the Company or the Subsidiaries, including any amendment thereof.

           "TRANSMONTAIGNE PARTNERS" means TransMontaigne Partners L.P., a Delaware limited partnership.

           "TRANSMONTAIGNE PARTNERS CREDIT FACILITY" means the Senior Secured Credit Facility, dated as of May 9, 2005, as amended, by and among TransMontaigne Partners, each of the financial institutions party thereto, Bank of America, N.A. and JPMorgan Chase Bank, N.A., as syndication agents, BNP Paribas and Societe Generale, as documentation agents, and Wachovia Bank, National Association, as administrative agent.

           "TRANSMONTAIGNE PARTNERS MATERIAL ADVERSE EFFECT" means (i) an "Event of Withdrawal" occurs under Section 11.1 of the TransMontaigne Partners Partnership Agreement, (ii) any of the events specified in clauses (iv) and (v) of Section 11.1 of the TransMontaigne Partners Partnership Agreement occurs with respect to TransMontaigne Partners (as if such clauses referred to TransMontaigne Partners in each place the phrase "General Partner" is used),
(iii) TransMontaigne Partners is dissolved under Section 12.1 of the TransMontaigne Partners Partnership Agreement, (iv) the adoption of any law, or the taking of any other action, by any Governmental Authority that would, or would reasonably be expected to, (x) prevent or materially hinder or delay, or
(y) materially increase the cost to consummate, any proposed sale, contribution or other transfer of assets from the Parent or the Company or their respective Subsidiaries to TransMontaigne Partners, other than (A) compliance by Parent, the Company and TransMontaigne Partners with the conflict of interest policies and procedures currently in effect with respect to such transactions and (B) changes in the applicable tax rates, (v) the occurrence of any circumstances that would permit removal of the General Partner without the consent of the Company and its Subsidiaries (including the General Partner) or (vi) the sale of all or substantially all the assets of TransMontaigne Partners or the General Partner.

           "TRANSMONTAIGNE PARTNERS PARTNERSHIP AGREEMENT" means the first Amended and Restated Agreement of Limited Partnership of TransMontaigne Partners dated May 27, 2005.

           (b) The following terms have the meanings set forth in the Sections set forth below:


DEFINED TERM                                 LOCATION OF DEFINITION

Acquisition Proposal                         ss. 6.04
Action                                       ss. 3.10
Affiliate                                    ss. 9.03
Agreement                                    Preamble
Authorized Acquisition                       ss. 9.03
beneficial owner                             ss. 9.03
business day                                 ss. 9.03

DEFINED TERM                                 LOCATION OF DEFINITION

Capitalization Date                          ss. 3.03
Certificate of Merger                        ss. 1.03
Certificates                                 ss. 2.02
Change in Board Recommendation               ss. 6.04
Charter Documents                            ss. 9.03
Closing                                      ss. 1.02
Closing Date                                 ss. 1.02
Code                                         ss. 3.11
Common Certificates                          ss. 2.02
Common Merger Consideration                  ss. 2.01
Common Shares                                ss. 2.01
Common Units                                 ss. 9.03
Company                                      Preamble
Company Board                                Recitals
Company Common Stock                         ss. 2.01
Company Credit Facility                      ss. 9.03
Company Disclosure Schedule                  ss. 9.03
Company Equity Plans                         ss. 2.04
Company Material Adverse Effect              ss. 9.03
Company Permits                              ss. 3.06
Company Preferred Stock                      ss. 2.01
Company Stock Options                        ss. 2.04
Company Stockholders' Meeting                ss. 6.02
Company's knowledge                          ss. 9.03
Confidentiality Agreement                    ss. 6.03
Contract                                     ss. 3.05
control                                      ss. 9.03
controlled by                                ss. 9.03
Debt Tender                                  ss. 6.09
DGCL                                         ss. 1.01
Dissenting Shares                            ss. 2.05
Effective Time                               ss. 1.03
Employee                                     ss. 6.06
Environmental Laws                           ss. 9.03
Environmental Permits                        ss. 9.03
ERISA                                        ss. 3.11
ERISA Affiliate                              ss. 3.11
Exchange Act                                 ss. 3.05
Exchange Fund                                ss. 2.02
Expenses                                     ss. 8.03
Expiration Date                              ss. 9.03
Financing                                    ss. 4.07
GAAP                                         ss. 3.07
General Partner                              ss. 9.03

DEFINED TERM                                 LOCATION OF DEFINITION

General Partner Interest                     ss. 9.03
Government Antitrust Authority               ss. 6.09
Governmental Authority                       ss. 3.05
HSR Act                                      ss. 3.05
Incentive Distribution Rights                ss. 9.03
Indebtedness                                 ss. 9.03
Indemnified Parties                          ss. 6.05
indemnitees                                  ss. 6.09
Intellectual Property                        ss. 9.03
Investments                                  ss. 3.03
IRS                                          ss. 3.11
knowledge of the Company                     ss. 9.03
Law                                          ss. 3.05
Liens                                        ss. 9.03
Material Adverse Tax Effect                  ss. 3.15
Materials of Environmental Concern           ss. 9.03
Merger                                       Recitals
Merger Co                                    Preamble
Merger Consideration                         ss. 9.03
MLP Equity Plan                              ss. 9.03
MLP Subsidiary                               ss. 9.03
Morgan Stanley Agreements                    ss. 9.03
Notes                                        ss. 7.01
NYSE                                         ss. 3.05
Omnibus Agreement                            ss. 9.03
Other Filings                                ss. 6.01
Other Transactions                           ss. 3.04
Owned Properties                             ss. 3.13
Parent                                       Preamble
Partnership Interests                        ss. 9.03
Paying Agent                                 ss. 2.02
Permitted Liens                              ss. 3.13
Person                                       ss. 9.03
Plans                                        ss. 3.11
Preferred Certificates                       ss. 2.02
Preferred Merger Consideration               ss. 9.03
Preferred Shares                             ss. 2.01
Preferred Transmittal Letter                 ss. 9.03
Properties                                   ss. 3.13
Proxy Statement                              ss. 3.05
Purchaser Welfare Benefit Plans              ss. 6.06
Reimbursement                                ss. 6.14
Representatives                              ss. 6.03
Restricted Stock Awards                      ss. 2.04

DEFINED TERM                                 LOCATION OF DEFINITION

Sarbanes-Oxley Act                           ss. 3.06
SEC                                          ss. 3.05
SEC Reports                                  ss. 3.07
Second Request                               ss. 6.09
Section 203                                  ss. 3.19
Section 262                                  ss. 2.02
Securities Act                               ss. 3.07
SemGroup Agreement                           ss. 9.03
Shares                                       ss. 2.01
Specified Contract                           ss. 3.18
Standstill Agreement                         ss. 9.03
Stockholder Approval                         ss. 3.19
Subordinated Units                           ss. 9.03
subsidiaries                                 ss. 9.03
subsidiary                                   ss. 9.03
Subsidiary                                   ss. 9.03
Superior Proposal                            ss. 6.04
Surviving Corporation                        ss. 1.01
Takeover Statute                             ss. 6.13
Tax or Taxes                                 ss. 9.03
Tax Returns                                  ss. 9.03
Termination Date                             ss. 8.01
Termination Fee                              ss. 8.03
TransMontaigne Partners                      ss. 9.03
TransMontaigne Partners Credit Facility      ss. 9.03
TransMontaigne Partners Material Adverse     ss. 9.03
Effect
TransMontaigne Partners Partnership          ss. 9.03
Agreement
under common control with                    ss. 9.03
Warrant                                      ss. 2.04

           (c) When a reference is made in this Agreement to Sections, Schedules or Exhibits, such reference shall be to a Section, Schedule or Exhibit of this Agreement, respectively, unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement. The term "or" is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. References to a Person are also to its permitted successors and assigns. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

           Section 9.04 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

           Section 9.05 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise), except that Parent or Merger Co may assign all or any of their rights and obligations hereunder to an Affiliate, to a lender or financial institution as collateral for indebtedness or, after the Closing, in connection with a merger, consolidation or sale of all or substantially all of the assets of Parent or the Surviving Corporation and its Subsidiaries provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

           Section 9.06 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.05 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

           Section 9.07 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the Law of the State of Delaware (without giving effect to the choice of law principles therein).

           Section 9.08 SPECIFIC PERFORMANCE; SUBMISSION TO JURISDICTION. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery or other courts of the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery or other courts of the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery or other courts of the State of Delaware and (iv) to the fullest extent permitted by Law, consents to service being made through the notice procedures set forth in Section 9.02. Each party hereto hereby agrees that, to the fullest extent permitted by Law, service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.02 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

           Section 9.09 WAIVER OF JURY TRIAL. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Merger. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Merger, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.09.

           Section 9.10 HEADINGS. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

           Section 9.11 COUNTERPARTS. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

           If the Company has failed to validly execute and deliver to Parent its executed counterpart to this Agreement by 5:00 pm Denver time on Friday, May 12, 2006, this Agreement and the execution of this Agreement by Parent and Merger Co shall be void ab initio and shall be deemed to have never taken effect.

           IN WITNESS WHEREOF, Parent, Merger Co and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                               MORGAN STANLEY CAPITAL GROUP, INC.



                               By: /s/ Olav Refvik
                                    -------------------------------
                                      Name:  Olav Refvik
                                     Title:  Vice President



                               BUFFALO MERGER SUB INC.



                               By: /s/ Javed Ahmed
                                    -------------------------------
                                      Name:  Javed Ahmed
                                     Title:  President



                               TRANSMONTAIGNE INC.



                               By:
                                    -------------------------------
                                      Name:
                                     Title: